UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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☐	Soliciting Material Pursuant to Section 240.14a-12
EVERCORE INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 11, 2025

The Annual Meeting of Stockholders of Evercore Inc. will be conducted online only, via live webcast, on June 11, 2025, at 9:00 a.m., Eastern Time. There will be no physical location for shareholders to attend. Shareholders may only participate online by logging in at www.virtualshareholdermeeting.com/EVR2025.

Agenda and Board Recommendations
Proposal	Board Voting Recommendation
1. Election of the 10 nominees named in this proxy statement to serve on our Board of Directors until the 2026 annual meeting	FOR each nominee
2. Non-binding, advisory vote to approve executive compensation of our named executive officers	FOR
3. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2025	FOR

We will also act on any other business as may properly come before our Annual Meeting of Stockholders or any adjournments or postponements thereof. Our Board of Directors has fixed the close of business on April 14, 2025 as the record date for the determination of shareholders entitled to notice of and to vote at our Annual Meeting and any adjournments or postponements of that meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Jason Klurfeld Corporate Secretary April 29, 2025

IT IS IMPORTANT THAT YOU CAREFULLY READ YOUR PROXY STATEMENT AND VOTE.

VIA THE INTERNET Visit the website listed on your proxy card or Notice	BY TELEPHONE Call the telephone number listed on your proxy card	LIVE WEBCAST Participate in the annual meeting (see page 12 for more information)	BY MAIL Request printed proxy materials and mail in a completed proxy card

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2025

Prior to May 2, 2025, the Notice of Annual Meeting, Proxy Statement, Form of Proxy and

2024 Annual Report to Shareholders will be available electronically at www.proxyvote.com. These materials are also available at www.evercore.com.

LETTER FROM THE CHAIRMAN OF THE BOARD AND CEO

April 29, 2025

Dear Fellow Shareholder:

On behalf of the Board of Directors, we cordially invite you to our 2025 Annual Meeting of Stockholders to be held online, via live webcast only, on Wednesday, June 11, 2025, at 9:00 a.m., Eastern Time. This Proxy Statement describes Evercore’s 2024 accomplishments, compensation practices and governance highlights for your consideration in connection with the matters to be voted upon at the Annual Meeting.

Presently, we are experiencing tumultuous financial and asset markets around the world as investors, businesses and consumers are quite uncertain as to where markets and economies are headed. While there are many open questions in this unsettled time, Evercore remains strong and well-positioned. We have a durable and diversified business model which allows us to perform in all types of environments. We will continue to take the same long-term, client-focused perspective which has always defined our firm.

In this Proxy Statement, however, we are focused on Evercore’s accomplishments, practices and governance in 2024. This past year, we saw strength across all of our businesses and, as a result, 2024 was Evercore’s second best year ever for revenues, with firmwide net revenues of approximately $3 billion. We served our clients well, advising on three of the seven largest global M&A deals, and continued to gain market share in terms of advisory fees. In addition, we continued to meaningfully invest in the business, broaden our coverage and deepen our products and capabilities.

We also continued to prioritize our investment in talent and culture. We hired our second largest class ever of Investment Banking senior managing directors, with nine senior managing directors and one senior advisor joining the firm. In addition, we promoted 11 Investment Banking managing directors to senior managing directors. We have a strong pipeline of potential external recruits and we are continuing to add and promote high quality senior talent to our firm and explore opportunities for growth.

Finally, we remain committed to our capital return philosophy. We continued to fulfill our commitment to offset the dilutive effect of our annual bonus equity awards through our stock repurchase program. To that end, in 2024 we returned approximately $590.6 million to shareholders through dividends and repurchases.

At this year’s Annual Meeting, you will be asked to vote on several items, including the election of our directors and our executive compensation program. Approval of these matters is important to our ability to operate the business consistent with our pay for performance philosophy and compensation model, which promotes alignment between our employees and shareholders. We embrace engagement with our shareholders on an ongoing basis and welcome your feedback regarding our performance, corporate governance, compensation and sustainability practices and other matters of interest to our shareholders. We encourage you to read this Proxy Statement carefully for more information. Your vote is important to us, and we hope that you will participate in the Annual Meeting and vote as promptly as possible through any of the means described in this Proxy Statement. Instructions on how to vote begin on page 7. Thank you for your continued support of Evercore.

John Weinberg Chairman of the Board and Chief Executive Officer

i

ii

PROXY SUMMARY

This summary highlights certain information and is intended to assist you in reviewing the proposals. You should read the entire Proxy Statement carefully before voting. Your vote is important. Whether or not you plan to participate in the Annual Meeting, we encourage you to vote your shares promptly.

In this Proxy Statement, unless the context requires otherwise, the “Company” or “Evercore” refers to Evercore Inc. and “we,” “us” or “our” all refer to Evercore and its subsidiaries. For ease of reference, we have included definitions of the abbreviations, capitalized terms and other terms frequently used in this Proxy Statement in the Glossary of Key Defined Terms beginning on page 68.

2025 Annual Meeting Information

Date and Time	Place	Record Date

9:00 a.m., Eastern Time Wednesday, June 11, 2025	Online via live webcast at www.virtualshareholdermeeting.com/EVR2025. There will be no physical location for shareholders to attend.	April 14, 2025

Additional information about our Annual Meeting, including details about how to participate in our Annual Meeting online and how to submit questions and cast your votes, is provided under “Why did the Board decide to adopt a virtual format for the Annual Meeting?” on page 12 of this Proxy Statement and “What do I need to do if I want to participate in the virtual Annual Meeting?” on page 12 of this Proxy Statement.

Matters to be voted on at our 2025 Annual Meeting

Agenda and Board Recommendations
Proposal	Board Voting Recommendation	Page Reference (for more detail)
1. Election of the 10 nominees named in this Proxy Statement to serve on our Board of Directors until the 2026 Annual Meeting	FOR each nominee	14
2. Non-binding, advisory vote to approve executive compensation of our named executive officers	FOR	62
3. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm for 2025	FOR	66

2024 Financial Performance and Compensation Highlights

We highly value the faith that our investors have placed in us and take seriously our obligations as fiduciaries. 2024 was a strong year for Evercore, as we delivered strong results for our investors while hiring our second largest ever class of Investment Banking senior managing directors. We expanded our client relationships and coverage universe, in addition to promoting 11 Investment Banking managing directors to senior managing directors. We achieved approximately $3 billion in net revenues for the second time in our history, as we continued to broaden our coverage and meaningfully invest in the business. This has contributed to a significant diversification in our total revenue base, as more than 40% of our 2024 net revenues were from non-M&A sources.

Our long-standing pay-for-performance compensation program is designed to reward performance and align the long-term interests of our executives and professionals with those of our shareholders. As discussed throughout our Compensation Discussion & Analysis, beginning on page 34 of this Proxy Statement, in determining NEO compensation for 2024, our Compensation Committee considered, among other strategic accomplishments, the strong financial results achieved by the Company in 2024, the accomplishment of the Company’s capital return and strategic objectives, including the Company’s strong recruitment efforts, and the promotion of and adherence to our Core Values. The following summarizes our 2024 financial performance as considered by the Compensation Committee in making NEO compensation determinations, and also highlights key components of our executive compensation program, each as discussed in more detail in our Compensation Discussion & Analysis, beginning on page 34 of this Proxy Statement.

Creating Value for Shareholders

Our TSR continues to demonstrate the long-term positive growth in our share price*

*The Stock Performance graph and related table compares the performance of an investment in our Class A common stock from December 31, 2019, through December 31, 2024, with the S&P 500 Index, the S&P Financial Index, and the peer average index. The graph assumes $100 was invested at the opening of business on December 31, 2019, in each of our Class A common stock, the S&P 500 Index, the S&P Financial Index, and the peer average index. It also assumes that dividends were reinvested on the date of payment without payment of any commissions. The related table presents three-year return and five-year return on the same basis. The performance shown in the graph and related tables represents past performance and should not be considered an indication of future performance. Equal weighted index methodology. Peer average includes Houlihan Lokey, Lazard, Moelis & Company, PJT Partners, and Perella Weinberg Partners.

Returning Significant Capital to Shareholders

Returned $590.6 million to shareholders during 2024 through dividends and share/LP unit repurchases*

($ in millions)

$900
$750
$600
$450
$300
$150
$0
$265
$147
$119
$852
$721
$132
$655
$520
$135
$524
$387
$136
$591
$447
$144
2020
2021
2022
2023
2024
Dividends / Distributions
Share Repurchases

*	Includes dividends to Class A shareholders and equivalent amounts distributed to holders of LP units, and share repurchases for net settlement. Totals may not add due to rounding.

Delivering Strong Financial Results

In 2024, we effectively served our clients while strengthening our franchise by continuing our investment in and diversification of our business, allowing us to achieve strong Net Revenues, Net Income, EPS, and Operating Margin.

✓ Net Revenues*	Net Revenues of $2.98 billion on a U.S. GAAP basis and $3.00 billion on an Adjusted basis.
✓ Net Income*	Net Income of $378.3 million on a U.S. GAAP basis and $415.8 million on an Adjusted basis.
✓ EPS*	EPS of $9.08 on a U.S. GAAP basis and $9.42 on an Adjusted basis.
✓ Operating Margin*	Operating Margin of 17.7% on a U.S. GAAP basis and 18.6% on an Adjusted basis.

*	Adjusted Net Revenues, Adjusted Net Income, Adjusted EPS, and Adjusted Operating Margin are non-GAAP measures. See Annex A for further information and a reconciliation to U.S. GAAP amounts.

Performance-Based Compensation

✓	No Guaranteed Incentive Awards. We generally do not provide guaranteed incentive awards to any of our NEOs.

✓

No Change in Base Salaries. We have not increased base salaries for our NEOs since they became executive officers, and base salary continues to represent a relatively small share of their total annual compensation.

✓

Performance Drives Changes in Pay. Compensation is linked to the performance of Evercore and our executives’ individual performance, which motivates our executive leadership to conduct the business in a manner that produces superior results over the long term.

✓

NEO Compensation Reflects Our Performance. Our NEO compensation is closely aligned with our performance in 2024. We delivered strong results, while accomplishing important strategic objectives, including the recruitment of our second largest class ever of Investment Banking senior managing directors and the expansion of our client relationships and coverage universe. Our Adjusted Net Revenues* increased to approximately $3.0 billion, Adjusted EPS* increased to approximately $9.42 and Adjusted Net Income* increased to approximately $415.8 million. We continued to execute on our growth strategy while returning excess cash not needed for current operations and investment in the business to our shareholders. Accordingly, our CEO’s compensation increased in 2024 compared to 2023.

*	Adjusted Net Revenues, Adjusted Earnings Per Share and Adjusted Net Income are non-GAAP measures. See Annex A for further information and a reconciliation to U.S. GAAP amounts.

Shareholder Alignment

✓

Equity-Based Compensation Included in Incentive Awards, Not Additional. Our Compensation Committee determines the overall amount of incentive compensation to be awarded to our NEOs, inclusive of cash incentive distributions and RSUs.

✓

50% of 2024 Incentive Awards Delivered in RSUs Subject to Four Year Deferred Delivery. RSUs granted to our NEOs as a component of 2024 annual incentive awards are unvested and are delivered over four years, which is consistent with market practice, and enhances ongoing alignment with our shareholders.

✓

Equity Ownership Guidelines and Significant Equity Ownership by NEOs. Each of our NEOs holds a meaningful amount of equity in our Company and met the formal equity ownership guidelines applicable to such NEO for 2024.

✓

No Hedging or Pledging. All employees, including our NEOs, are prohibited from hedging their equity securities, and our anti-pledging policy prohibits directors and executive officers from pledging their equity without Compensation Committee approval.

✓

Clawback Policy. The Company has adopted a clawback policy in accordance with the listing requirement of the NYSE to provide for the recovery or “clawback” of certain erroneously awarded incentive-based compensation in the event that the Company is required to prepare an accounting restatement. The policy was made effective December 1, 2023 and applies to incentive-based compensation received by current and former executive officers of the Company during the three fiscal years preceding an accounting restatement and after the effective date of the NYSE listing requirement, October 2, 2023. The Company also continues to maintain an additional clawback policy, which provides for the recapture of incentive awards provided to SMDs in the event of certain types of misconduct by that SMD or a restatement of the financial results of the Company due to material noncompliance with financial reporting requirements.

Accountability to Shareholders

✓	Annual Say on Pay Vote. Based on our Board’s recommendation and our shareholders’ advisory vote in 2022, we continue to hold an advisory vote each year on our executive compensation program.

✓

Strong Support for Executive Compensation Program. Our executive compensation program has not changed in any material way since last year, when our shareholders supported our Say on Pay proposal at approximately the 93% level. We believe this continued support is due to the Company’s strong business performance, a close alignment between performance and pay, our extensive shareholder engagement process and disclosure regarding our executive compensation program.

✓

Majority Voting Resignation Policy. Our majority voting resignation policy provides that a director that receives the support of less than a majority of votes cast must tender his or her resignation, which our Board will then determine whether to accept.

✓

Extensive Shareholder Engagement and Feedback. We engage extensively with our shareholders on an ongoing basis and welcome feedback regarding our performance, corporate governance practices and other matters of interest to our shareholders. The feedback we received in 2024 continued to inform our Board, particularly with respect to our compensation program and equity plan.

Governance and Leadership Highlights

The following are highlights of our governance and leadership practices that are discussed further herein under “Corporate Governance” and “Director Compensation” on pages 26 and 32, respectively.

Director Independence	Independent Director Diversity

✓

Our lead independent director presides over meetings of our non-management directors. She works with the Chairman and CEO to develop and approve Board agendas and meeting schedules, leads Board and Committee evaluations and otherwise serves as a liaison among our non-management directors.

✓	80% of our current directors have been determined to be independent under the applicable NYSE rules and company guidance and 100% of our committee members are independent.

✓

Our Board and Committees perform an annual self-evaluation, during which they consider issues of structure, leadership and oversight needs to guide the company in executing its long-term strategic objectives.

✓	Our independent directors conduct regular executive sessions without management present.

✓

Our Board met in full session five times during 2024. We held an aggregate of 19 Board and Committee meetings in 2024, and each of our directors attended over 80% of their Board and respective Committee meetings.

✓	A substantial portion of director compensation is paid in equity.

✓	Our directors are subject to equity ownership guidelines, which align their interests with those of our shareholders.

✓

Our majority voting resignation policy provides that a director that receives the support of less than a majority of votes cast must tender his or her resignation, which the Board will then determine whether to accept.

✓	We engage extensively with our shareholders on an ongoing basis and seek feedback regarding our performance, corporate governance practices and other matters of interest to our shareholders.

GENERAL INFORMATION

Why am I receiving this Proxy Statement?

The Board is soliciting proxies for our 2025 Annual Meeting of Stockholders, and we will bear the cost of this solicitation. You are receiving a Proxy Statement because you owned shares of our Class A common stock and/or our Class B common stock as of the close of business on April 14, 2025, the record date. Your ownership of shares on that date entitles you to vote at our Annual Meeting. By following the instructions on your Notice of Internet Availability of Proxy Materials (the “Notice”) or, if you received printed proxy materials, using the attached proxy card or voting instruction card from your broker or other intermediary, you are able to vote whether or not you participate in our Annual Meeting. This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision when you do vote.

How are the proxy materials being distributed?

To expedite delivery, reduce costs and improve our environmental impact, we used “Notice and Access” in accordance with an SEC rule that allows us to provide proxy materials to our shareholders over the Internet. By May 2, 2025, we will have sent a Notice to certain shareholders including instructions on how to access our proxy materials online. If you received a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also explains how you may submit your proxy via the Internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis. Shareholders who do not receive the Notice will continue to receive either a paper or electronic copy of this Proxy Statement, which will be sent on or about April 29, 2025.

What will I be voting on?

You will be voting:

•	to elect the 10 director nominees identified in this Proxy Statement;

•	to approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement;

•	to ratify the selection of Deloitte & Touche LLP, on an advisory basis, as our independent registered public accounting firm for 2025; and

•	to transact such other business as may properly come before our Annual Meeting or any adjournments or postponements thereof.

What are the Board’s recommendations?

Our Board recommends:

•

a vote FOR the election of each of Roger C. Altman, Pamela G. Carlton, Ellen V. Futter, Gail B. Harris, Robert B. Millard, Willard J. Overlock, Jr., Sir Simon M. Robertson, John S. Weinberg, William J. Wheeler and Sarah K. Williamson to serve as directors until the next annual meeting or until their successors are duly elected and qualified;

•	a vote FOR the approval of the advisory resolution approving the compensation of our NEOs as disclosed in this Proxy Statement; and

•	a vote FOR the ratification of the selection of Deloitte as our independent registered public accounting firm for 2025.

How do I vote?

You can vote either at our virtual Annual Meeting or by proxy without participating in our Annual Meeting. To vote by proxy you may vote by telephone, on the internet or through the mail as follows, which instructions are also set forth on your Notice or, if you received printed proxy materials, your proxy card:

•

Vote by Internet—www.proxyvote.com: Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, the day before the meeting date. Have your Notice or, if you received printed proxy materials, your proxy card in hand when you access the website and follow the applicable instructions to obtain your records and to create an electronic voting instruction form.

•

Vote by Phone—1-800-690-6903: Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

•

Vote by Mail—If you received printed proxy materials, and would like to vote by mail, mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received no later than the day before the meeting date. If you did not receive printed proxy materials, and would like to vote by mail, you must request printed copies of the proxy materials by following the instructions on your Notice.

We urge you to vote by proxy even if you plan to participate in our Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the Annual Meeting and so your vote will be counted if you later decide not to participate in the Annual Meeting. If you received printed proxy materials and are voting by mail, you should follow the instructions set forth on the proxy card, being sure to complete it, to sign and date it and to mail it in the enclosed postage-paid envelope. If you participate in the Annual Meeting, you may vote at the meeting as described herein and your previously delivered proxy will not be counted.

If your shares are held through a bank, broker or other holder of record (that is, in “street name”), please refer to the information forwarded to you by your bank, broker or other holder of record to see what you must do in order to vote your shares. If you want to vote in person, you must obtain a legal proxy from your bank, broker or other holder of record and have it at the meeting. Please also see the information under “—What do I need to do if I want to participate in the virtual Annual Meeting?” on page 12.

What is the difference between holding shares as a shareholder of record and as a beneficial owner or street name holder?

If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services LLC, you are considered, with respect to those shares, the “shareholder of record.” We have sent the Notice or, if you received printed proxy materials, your notice of Annual Meeting, Proxy Statement, Annual Report and proxy card directly to you.

If your shares are held in a stock brokerage account or by a bank, broker or other holder of record, you are considered the “beneficial owner” of shares held in street name. The notice of the Annual Meeting, the Proxy Statement, the Annual Report and a voting instruction card have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting.

What is included in the proxy materials?

Our proxy materials, which are available on our website at www.evercore.com at the Online Investor Kit under the “Resources” tab of the “Investor Relations” link, include our Notice of 2025 Annual

Meeting of Stockholders, our Proxy Statement and our 2024 Annual Report to shareholders. If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also included a proxy card or voting instruction form.

What type of financial information is used in this Proxy Statement?

The Evercore financial measures in this Proxy Statement are those prepared in accordance with U.S. GAAP, unless they are designated as “non-GAAP measures,” in which case a reconciliation to the U.S. GAAP numbers is included in Annex A.

How does Evercore’s corporate structure impact Evercore’s share count and vote calculation?

The diagram on page 9 depicts our organizational structure. Our structure is similar to an umbrella partnership real estate investment trust, or UPREIT structure, which is common in the real estate sector and with human capital-intensive businesses which have gone public.

Certain of our SMDs and other individuals and entities hold some of their equity in limited partnership units and interests issued by Evercore LP, a Delaware limited partnership. These include Class A units, Class E units, Class I units, Class K units and Class K-P units (which may convert into Class K units) in Evercore LP.

Class A, Class E, Class I and Class K units of Evercore LP are exchangeable, at the discretion of the unit holder and without the payment of any consideration, on a one-for-one basis for shares of our Class A common stock, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications.

The Class K-P units generally convert, on specified vesting dates, into a number of Class K units, contingent upon the achievement of certain defined benchmark results and subject to the participant’s continued service with the Company (which Class K units will, in turn, be exchangeable for Class A common stock as noted above).

Generally, all holders of Class A units, Class E units, Class I units and Class K units (collectively, “Voting Units”), other than the Company, have the same voting rights as holders of Class A common stockholders through the ownership of our Class B common stock, which entitles each holder to one vote for each unit held by such holder. Holders of our Class A common stock and Class B common stock vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law.

The Class B common stock has no economic rights. The Company funds dividends to holders of our Class A common stock by causing Evercore LP to make distributions to its partners, including the Company. Evercore LP makes pro-rata distributions to its partners based on their interest in Evercore LP concurrently with Evercore LP distributions to the Company (provided that holders of Class K-P units are not entitled to distributions).

Thus, holders of Voting Units, through the combination of Class B common stock of Evercore and LP units, generally have similar equity interests as if they held an equivalent number of shares of Class A common stock.

Because of our corporate structure, we view our share count as including Voting Units for voting purposes, and include these units when we calculate total shares and share equivalents for voting purposes. Unless indicated otherwise, where we use the terms voting power, votes outstanding, votes cast or other similar terms, such terms should be read to include both the number of shares of Class A common stock outstanding and the number of votes associated with Class B common stock, which is generally equal to the number of Voting Units. As of April 14, 2025, the record date for our Annual Meeting, a combined total of 41,002,372 shares of Class A common stock and Voting Units (by virtue of the associated Class B common stock) are entitled to vote.

ORGANIZATIONAL STRUCTURE

What is our voting share count?

As of April 14, 2025, the record date for our Annual Meeting, our voting share count was as follows:

Shares of Class A common stock outstanding	38,659,364
Voting Units outstanding	2,343,008

Total voting shares and units	41,002,372

What constitutes a quorum?

The holders of a majority of voting power of the issued and outstanding shares of Class A common stock and Class B common stock (which is equal to the number of Voting Units) entitled to vote must be present or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by broker non-votes (as defined below) also are counted as present and entitled to vote for purposes of determining a quorum. However, if you hold your shares in street name and do not provide voting instructions to your bank, broker or other holder of record, under current NYSE rules, Proposals 1 and 2 are considered non-discretionary matters and a bank, broker or other holder of record will lack the authority to vote shares at his or her discretion on these proposals, and your shares will not be voted on these proposals (a “broker non-vote”).

How are votes calculated?

If you are a holder of our Class A common stock, then you are entitled to one vote at our Annual Meeting for each share of our Class A common stock that you held as of the close of business on April 14, 2025.

If you are a holder of our Class B common stock, then you are entitled to a number of votes at our Annual Meeting equal to the total number of Voting Units in Evercore LP that you held as of the close of business on April 14, 2025.

If you hold RSUs, you will not be entitled to vote the shares underlying such RSUs until you actually receive delivery of the shares of Class A common stock underlying such units.

All matters on the agenda for our Annual Meeting or any adjournments or postponements thereof will be voted on by the holders of our Class A common stock and Class B common stock, voting together as a single class.

How many votes are required to approve each PROPOSAL and how are votes counted?

	How many votes are required for approval?	How are director withhold votes treated?	How are abstentions treated?	How are broker non-votes handled?	How will signed proxies that do not specify voting preferences be treated?

Elect the 10 director nominees identified in this Proxy Statement	A plurality of votes cast, subject to our director resignation policy if a director receives less than majority support	Withhold votes will not be counted as votes cast for purposes of the plurality voting standard but will be considered in determining whether our director resignation policy applies to a director	Abstentions will not be counted as votes cast	Broker non-votes will not be counted as votes cast	Votes will be cast FOR the 10 director nominees identified in this Proxy Statement

Advisory vote to approve the compensation of our NEOs	A majority of votes cast	N/A	Abstentions will not be counted as votes cast	Broker non-votes will not be counted as votes cast	Votes will be cast FOR the approval of the compensation of our NEOs

Advisory vote to ratify the selection of Deloitte as our independent registered public accounting firm for 2025	A majority of votes cast	N/A	Abstentions will not be counted as votes cast	Banks, brokers and other holders of record may exercise discretion and vote on this matter and these will be counted as votes cast	Votes will be cast FOR the ratification of the selection of Deloitte as our independent public accounting firm for 2025

It is important to note that the proposals with respect to (i) approval of the compensation of our NEOs and (ii) ratification of the selection of the independent registered public accounting firm are non-binding and advisory. However, the Board intends to carefully consider the results of Proposal 2 in making future compensation decisions and, if our shareholders fail to ratify the selection of Deloitte, the selection of another independent registered public accounting firm may be considered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

What happens if a director fails to receive the support of a majority of votes cast?

Under our director resignation policy, if a director receives more “withhold” votes than “for” votes, then that director must promptly tender his or her resignation. The Nominating and Corporate Governance Committee will consider the resignation offer (without the participation of the relevant director)

and will recommend to the Board the action to be taken, and the Board will take action within 90 days following certification of the vote, and publicly disclose its decision and the reason therefor. See “PROPOSAL 1—Election of Directors—Majority Voting Policy” below on page 19.

What if I do not specify a choice for a matter when returning a proxy?

Shareholders should specify their choice for each matter on the enclosed proxy card or voting instruction card. If no specific instructions are given, proxy cards and voting instruction cards which are signed and returned will be voted at the Annual Meeting or any adjournments or postponements thereof as indicated in the chart above. In addition, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to other matters that may properly come before our Annual Meeting or any adjournments or postponements of the meeting in accordance with their judgment.

Can I change my vote?

Yes. At any time before your proxy is exercised at the Annual Meeting, you may change your vote by:

•	revoking it by written notice sent to our Corporate Secretary that is received by 5:00 p.m., Eastern Time, on June 10, 2025;

•	delivering a later-dated proxy card that is received by 5:00 p.m., Eastern Time, on June 10, 2025;

•	voting again by Internet or telephone at a later time before the closing of the voting facilities at 11:59 p.m., Eastern Time, on June 10, 2025; or

•	voting at our Annual Meeting.

If your shares are held in street name, please refer to the information forwarded to you by your bank, broker or other holder of record for procedures on revoking or changing your vote.

What does it mean if I receive more than one proxy card or Notice?

If you receive more than one proxy card or Notice, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, please follow the instructions included on each Notice you receive or, if you received printed proxy materials by mail, complete, sign and return each proxy card you receive.

What happens if a nominee for director declines or is unable to accept election?

If you vote in the manner described in the Notice or by signing the proxy card or voting instruction card, and if unforeseen circumstances make it necessary for our Board to substitute another person for a nominee, the proxies named in the proxy card or voting instruction card will vote your shares for that other person.

Will anyone contact me regarding this vote?

In addition to solicitation by mail, proxies may be solicited by our directors, officers or employees in person, by telephone or by other means of communication, for which no additional compensation will be paid. We have also engaged Alliance to assist in the solicitation and distribution of proxies. Alliance will receive fees of approximately $70,000, plus reasonable out-of-pocket costs and expenses, for its services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.

Why did the Board decide to adopt a virtual format for the Annual Meeting?

Following consideration of the successful implementation of the virtual format for the annual meetings held in recent years, the Board has determined it would be advisable to continue to hold our annual meeting virtually. We believe the virtual format provides a productive opportunity for shareholders to communicate with the Board by submitting questions. In addition, the online meeting format has eliminated many of the costs associated with holding a physical meeting.

What do I need to do if I want to participate in the virtual Annual Meeting?

As discussed above, our Annual Meeting will be a virtual meeting conducted only via live webcast. There will be no physical meeting location. All holders of Class A common stock and Class B common stock, including shareholders of record and shareholders who hold their shares through banks, brokers or other holders of record, may participate in the Annual Meeting. Only shareholders as of the record date can vote at the Annual Meeting.

If you plan to participate in the Annual Meeting, visit www.virtualshareholdermeeting.com/EVR2025 and enter the 16-digit control number included either on your Notice, proxy card or the instructions that accompanied your proxy materials. You may begin to log into the meeting platform at 8:45 a.m., Eastern Time, on June 11, 2025. The Annual Meeting will begin promptly at 9:00 a.m., Eastern Time, on June 11, 2025. Participants should ensure they have a strong internet connection and suitable devices wherever they intend to participate in the Annual Meeting, and should give themselves time to log in and ensure they can hear and stream audio prior to the start of the Annual Meeting.

If you wish to submit a question during the Annual Meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/EVR2025, type your question into the ‘‘Ask a Question” field, and click “Submit.”

Questions pertinent to Annual Meeting matters will be answered during the Annual Meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, are not pertinent to Annual Meeting matters and therefore will not be answered. Any questions pertinent to Annual Meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered at www.evercore.com. If you encounter any technical difficulties with the virtual meeting platform on the meeting day, we will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in, please call the technical support number that will be posted on the virtual meeting platform log-in page.

In fairness to all shareholders and participants at the meeting, and in the interest of an orderly and constructive meeting, rules of conduct will be enforced. Copies of these rules will be available at the meeting. Only shareholders or their valid proxy holders may address the meeting. Depending on the number of shareholders who wish to speak, we cannot ensure that every such shareholder will be able to do so or will be able to do so for as long as they might want to hold the floor.

Only proposals that meet the requirements of our Amended and Restated Bylaws will be eligible for consideration at the meeting. This year there are no shareholder proposals that meet the criteria. Therefore, no shareholder proposals will be considered during the Annual Meeting. Shareholders may submit proposals and other matters for consideration at the 2026 Annual Meeting as described in “Shareholder Proposals and Nominations for 2026 Annual Meeting” on page 67.

Is a list of shareholders available?

The names of shareholders of record entitled to vote at the Annual Meeting will be available to shareholders at least 10 days prior to our Annual Meeting at our principal executive offices located at 55 East

52nd Street, New York, New York 10055 during normal business hours, and at the Annual Meeting. The list will also be available to shareholders at www.virtualshareholdermeeting.com/EVR2025 during the Annual Meeting.

How do I find out the voting results?

Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published in a Current Report on Form 8-K within four business days following the Annual Meeting.

When is our fiscal year?

Our fiscal year ends on December 31 of each year. Our 2024 fiscal year was from January 1, 2024 through December 31, 2024. Our 2025 fiscal year is from January 1, 2025 through December 31, 2025.

Will I receive a copy of the Annual Report?

If you did not receive a Notice, you will receive our 2024 Annual Report with the Proxy Statement. If you did receive a Notice, you will not receive a printed copy of the 2024 Annual Report or other proxy materials, unless you have requested a copy by following the instructions contained in the Notice. The Annual Report includes our audited financial statements, along with other financial information about us, which we urge you to read carefully.

Where can I find more financial information about Evercore?

You can obtain, free of charge, a copy of our filings with the SEC by:

•	accessing our Internet website at www.evercore.com and clicking on the “Investor Relations” link;

•	writing to Investor Relations at Evercore, 55 East 52nd Street, New York, New York 10055; or

•	telephoning us at (212) 857-3100.

You can also obtain a copy of our SEC filings from the SEC’s EDGAR database at www.sec.gov.

How can I contact our Corporate Secretary?

In several sections of this Proxy Statement, we suggest that you should contact our Corporate Secretary to follow up on various items. You can reach our Corporate Secretary by writing to the Corporate Secretary Department at our principal offices located at 55 East 52nd Street, 43rd Floor, Attn: Jason Klurfeld, New York, New York 10055 or telephoning us at (212) 857-3100.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that our Board will consist of that number of directors determined from time to time by our Board. Acting upon the recommendation of its Nominating and Corporate Governance Committee, our Board has nominated 10 persons identified herein for election as directors, all of whom are directors currently, to hold office until the 2026 Annual Meeting or until the election and qualification of their successors. Our nominees include eight independent directors.

Nominees

Set forth below are the names of the nominees for election as our directors; their ages and principal occupations as of April 29, 2025; and their biographical information.

Name	Age	Position	Director Since
Roger C. Altman	79	Founder, Senior Chairman and Director	2006
Pamela G. Carlton	70	Director	2019
Ellen V. Futter	75	Director	2018
Gail B. Harris	72	Director	2006
Robert B. Millard	74	Director	2012
Willard J. Overlock, Jr.	79	Director	2014
Sir Simon M. Robertson	84	Director	2017
John S. Weinberg	68	Chairman of the Board and CEO	2016
William J. Wheeler	63	Director	2015
Sarah K. Williamson	61	Director	2018

Roger C. Altman is Founder and Senior Chairman of Evercore. Mr. Altman began his investment banking career at Lehman Brothers, advancing to general partner in 1974. He was then nominated by President Carter and confirmed by the Senate as Assistant Secretary of the U.S. Treasury, serving in that position for four years. Mr. Altman subsequently returned to Lehman, where he later became co-head of overall investment banking as well as a member of the management committee and board. He remained in those positions until Lehman was sold. In 1987, Mr. Altman joined The Blackstone Group as vice chairman, head of advisory business, and investment committee member. Mr. Altman was then nominated by President Clinton and again confirmed by the Senate as Deputy Secretary of the U.S. Treasury. He served in that position for two years. Then in 1995, he formed Evercore.

He is a trustee of MIT, NewYork-Presbyterian Hospital and New Visions for Public Schools and a member of the Council on Foreign Relations. He earned an A.B. from Georgetown University and an MBA from the University of Chicago.

Pamela G. Carlton, after 22 years as an investment banker on Wall Street, launched Springboard – Partners in Cross Cultural Leadership, LLC, where she has been President since 2003. Ms. Carlton retired as a Managing Director and Associate Director of U.S. Equity Research at JPMorgan Chase in May 2003, having also served as Director of U.S. Equity Research for Chase Asset Management from 1996 to 1999. Prior to JPMorgan Chase, Ms. Carlton was an investment banker with Morgan Stanley for 14 years in corporate finance and capital markets. While at Morgan Stanley, she was also Co-Director of U.S. and Latin America Equity Research. Ms. Carlton began her career as a corporate attorney at Cleary Gottlieb Steen & Hamilton.

Ms. Carlton also serves on the following Boards: director/trustee of the Columbia Mutual Fund complex and two Columbia closed-end funds, where she is the Chair of the Board; Apollo Commercial Real Estate Finance, Inc., where she chairs the Nominating and Corporate Governance Committee; DR Bank,

where she chairs the Audit Committee; and NewYork-Presbyterian Hospital. Ms. Carlton is a member of the Women’s Forum of New York. She has served on the Board of Visitors of Yale School of Management, the Board of Visitors of Yale Law School, and the Board of Trustees of Williams College.

Ms. Carlton earned a B.A. from Williams College and was elected President of the Williams College Phi Beta Kappa Society. She earned a J.D. from Yale Law School and an M.B.A. from Yale School of Management.

Ellen V. Futter served as the President of the American Museum of Natural History from November 1993 through March 15, 2023, when she was elected President Emerita. She also is currently the Interim President of the Markle Foundation and Senior Advisor to the Boston Consulting Group. Previously, Ms. Futter served as the President of Barnard College and prior to that was a corporate attorney at the law firm of Milbank LLP (formerly known as Milbank, Tweed, Hadley & McCloy). She also previously served as the Chairman of the Federal Reserve Bank of New York.

Ms. Futter is a trustee of Consolidated Edison Company of New York, Inc. and a director of Consolidated Edison, Inc., and is also a member of Consolidated Edison’s board’s Executive Committee and its Safety Environment, Operations and Sustainability Committee. Ms. Futter is also a Trustee of the Brookings Institution, where she chairs the Nominations and Governance Committee and is a member of the Brookings Institution’s board’s Executive Committee, a Governing Trustee at the Memorial Sloan-Kettering Cancer Center, where she serves as a member of the Joint Nominating and Governance Committee and a Trustee of the Gerstner Sloan Kettering Graduate School and is a Trustee of the Cold Spring Harbor Laboratory, where she serves on the Nominating, Education, and Compensation Review and Advisory Committees, and is an ex officio Director of New York City Tourism and Conventions.

Ms. Futter graduated Phi Beta Kappa, magna cum laude, from Barnard College and earned her J.D. from Columbia Law School.

Gail B. Harris is our Lead Director and serves as Chair of the Nominating and Corporate Governance Committee and as a member of the Audit Committee. Ms. Harris was also on the Board of Seacor Holdings Inc., where she served on the Audit Committee and Nominating and Corporate Governance Committee, and on the Board of Cigna Life Insurance Company of New York, where she was the Lead Director and Chair of the Outside Directors/Audit Committee. In addition, Ms. Harris serves on the boards of several private companies. Ms. Harris is the Chair of the Dean’s Advisory Council of Stanford Law School and is a member of the Advisory Council of the Freeman Spogli Institute for International Studies at Stanford University. She is also a member of the Council on Foreign Relations. Ms. Harris previously served as a trustee on the Stanford University Board of Trustees, where she chaired the Special Committee on Investment Responsibility, and was a member of the Finance and Audit Committees. Ms. Harris is President Emeritus and a current member of the Board of New York Cares, the largest non-profit for volunteering in New York City. She began her legal career at Simpson Thacher & Bartlett LLP in 1977 and was a partner in the Corporate Department from 1984 to 1998. She was Of Counsel to Simpson Thacher through June 2011. Ms. Harris has extensive experience in advising boards of directors, and representing clients on general corporate and securities work, joint ventures, partnerships, acquisitions and dispositions.

Ms. Harris received an A.B. with distinction from Stanford University and a J.D. from Stanford Law School.

Robert B. Millard formerly served as Chairman of the MIT Corporation, and served on its Executive Committee, until October 2020. Mr. Millard was also formerly a member of the MIT Investment Management Company endowment board. Prior to becoming Chairman of MIT, Mr. Millard served as the Chairman of Realm Partners LLC from 2009 to 2014 and held various senior roles, including Managing Director, at Lehman Brothers and its predecessors from 1976 to 2008. Mr. Millard is the Lead Independent Director of the Board of Directors and Chair of the Compensation and Executive Committees of L-3

Communications Corporation. He also served as a director of Weatherford International Inc. until February 2012 and director of GulfMark Offshore Inc. until July 2013. He is a current member of the Council on Foreign Relations and serves on its Finance and Budget Committee. Mr. Millard has an M.B.A. from the Harvard Business School and an S.B. from MIT.

Willard J. Overlock, Jr. retired in 1996 from a career in investment banking. Mr. Overlock is a trustee emeritus of Rockefeller University and a Special Partner at Cue Ball Capital. Until recently, Mr. Overlock served as a member of the Board of Directors of Becton, Dickinson and Company and chairman of The Albert and Mary Lasker Foundation. He holds an M.B.A. from Columbia Business School and a B.A. from the University of North Carolina.

Sir Simon M. Robertson founded Simon Robertson Associates LLP, offering independent and trusted corporate finance advice to a limited number of major international companies, and has led the firm since its founding in 2005. Prior to founding his own firm, he was a Managing Director and President of Goldman Sachs Europe Limited from 1997 until he retired in 2005. Before joining Goldman Sachs, Sir Simon served various roles at the Kleinwort Benson Group. He joined the Kleinwort Benson Group in 1963, working in most of the businesses of the Kleinwort Benson Group before joining the Corporate Finance Division in 1968. He became Chairman of Kleinwort Benson Group Plc in 1996 and resigned from the Group in 1997. Sir Simon is a director of several private companies, including Byhiras Group.

He has served on the boards of numerous public and private entities in the past, including as Chairman of Rolls-Royce Holdings plc (2005-2013), on the board of Berry Bros & Rudd Ltd (1998-2018), on the board of The Economist Newspaper Ltd. (2005-2017) and on the board of HSBC Holdings plc (2006-2016), where he was Senior Independent Director (2007-2015) and Deputy Chairman (2010-2016), and on the board of Troy Asset Management Limited (2012-2024). In 2015 he joined the International Advisory Board of Brown Advisory, from which he retired in November 2021. He is a Visiting Professor at King’s College London (Department of Political Economy). He is also a member of the Supervisory Board of LOV Group Invest, an Ambassador of the Winston Churchill Memorial Trust and President of the Légion d’Honneur UK Chapter Limited from which he retired in January 2022. He is now Emeritus President of the Légion d’Honneur UK Chapter Limited. Sir Simon was knighted for services to Business in the Queen’s Birthday Honours list in 2010. He also became an “Officier” of the “Ordre des Arts et des Lettres” in 2011 and “Officier” de la Légion d’Honneur in 2014.

John S. Weinberg has served as Chairman of the Board and CEO of Evercore since February 25, 2022. Prior to February 2022, Mr. Weinberg served as Co-Chairman of the Board and Co-CEO since July 2020, and as Chairman of the Board and Executive Chairman from November 2016 until July 2020. Prior to joining Evercore, Mr. Weinberg was Vice Chairman of Goldman Sachs Group from 2006 to 2015, was Co-Head of Global Investment Banking from 2002 until 2015 and served on its Management Committee from 2002 to 2015. Mr. Weinberg joined Goldman Sachs in 1983 as an Associate and was promoted to Partner in 1992.

Mr. Weinberg is a board member of Ford Motor Company, NewYork-Presbyterian Hospital and the Cystic Fibrosis Foundation. Mr. Weinberg received a B.A. from Princeton University in 1979 and in 1983 earned an M.B.A. from Harvard Business School.

William J. Wheeler previously served as the Vice Chairman and President of Athene Holding Ltd. Prior to joining Athene, Mr. Wheeler was President of the Americas group for MetLife Inc., where he oversaw the insurance and retirement business in the United States and Latin America. Previously, Mr. Wheeler had been Executive Vice President and Chief Financial Officer at MetLife. Prior to joining MetLife, Mr. Wheeler was an investment banker at Donaldson, Lufkin & Jenrette.

Mr. Wheeler has an A.B. from Wabash College, where he is now a member of the board of trustees, and an M.B.A. from Harvard Business School. He also serves on the boards of Venerable Holdings Inc. and the American Council of Life Insurers.

Sarah K. Williamson has served as the Chief Executive Officer of FCLTGlobal, a not-for-profit organization dedicated to encouraging long-term behaviors in business and investment decision making, since July 2016. Ms. Williamson previously spent over 21 years at Wellington Management Company LLP, where she was most recently a Partner and Director of Alternative Investments. During her tenure at Wellington, Ms. Williamson served on a number of firm boards and committees, including on the Trust Investment Committee, as the Chair of the Wellington Trust Company NA, and as the founding chair of the Diversity Committee.

Ms. Williamson received her B.A. in economics, with honors, from Williams College in 1984 and earned an M.B.A., with distinction, from Harvard Business School in 1989.

Qualifications of Nominees Considered by the Board

When considering whether director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Nominating and Corporate Governance Committee and the Board focused primarily on the information discussed in each director’s individual biography set forth above and the qualifications described below.

•

With regard to Mr. Altman, the Board considered his position as a founder and his experience as CEO, his extensive knowledge of our industry and his investment banking and government experience prior to founding Evercore.

•

With regard to Ms. Carlton, the Board considered her extensive investment banking, financial markets and equity research leadership experience, and her prominent role in advising organizations on inclusive leadership and diversity. The Board also considered Ms. Carlton’s service on other boards.

•

With regard to Ms. Futter, the Board considered her management and operations experience leading major New York not-for-profit entities that provide services to the public, her legal and financial experience, as well as her prior service on other public company boards.

•

With regard to Ms. Harris, the Board considered her legal experience representing investment banks and multinational companies on a wide range of business transactions and corporate governance matters, evaluating and forming complex legal structures and arrangements with respect to acquisitions, joint ventures and mergers, and her experience with boards.

•

With regard to Mr. Millard, the Board considered his extensive investment and financial management experience, including his prior leadership experience as Chairman of MIT and his prior service as the managing partner of Realm Partners LLC, his experience serving on other boards, and his experience with financial and compensation matters.

•	With regard to Mr. Overlock, the Board considered his extensive experience in investment banking and in managing financial institutions and his experience on other boards.

•

With regard to Sir Simon Robertson, the Board considered his extensive investment banking and financial markets experience, and in particular, his international background, as well as his experience serving on other boards of financial and other companies.

•

With regard to Mr. Weinberg, the Board considered his service as our Chairman of the Board and CEO, his leadership experience at Goldman Sachs, his relationships with a number of leading companies, his extensive knowledge of our industry and his investment banking experience.

•

With regard to Mr. Wheeler, the Board considered his executive leadership experience and experience as chief financial officer at a large multinational public company and his experience with financial institutions and, in particular, insurance companies.

•

With regard to Ms. Williamson, the Board considered her extensive experience in the investment management industry, as well as her management and leadership experience as CEO of a non-profit organization focused on sustainability and long-term investing, and her familiarity with institutional investors’ approach to company performance, sustainability and corporate governance.

Board Recommendation

Our Board of Directors unanimously recommends a vote “FOR” the election of each of Roger C. Altman, Pamela G. Carlton, Ellen V. Futter, Gail B. Harris, Robert B. Millard, Willard J. Overlock, Jr., Sir Simon M. Robertson, John S. Weinberg, William J. Wheeler and Sarah K. Williamson, each of whom has also been recommended by our Nominating and Corporate Governance Committee, which is comprised exclusively of independent directors.

Unless authority to vote for one or more of the nominees is specifically withheld or authority to vote against one or more of the nominees is given according to the instructions in your signed proxy card or Notice, the proxies named in the enclosed proxy card will be voted “FOR” the election of Messrs. Altman, Millard, Overlock, Weinberg, and Wheeler, Mses. Carlton, Futter, Harris and Williamson, and Sir Simon Robertson. Our Board does not contemplate that any of the nominees will be unable to serve as a director, but if that contingency should occur prior to the Annual Meeting, the persons named as proxies in the enclosed proxy card will have the right to vote for such substitute nominee or nominees as they, in their discretion, may determine.

Majority Voting Policy

Our Board, upon the recommendation of our Nominating and Corporate Governance Committee, adopted a director resignation policy as part of our Corporate Governance Principles dealing with the situation where a director nominee fails to receive majority support in an uncontested election. Under this policy, any nominee in an uncontested election who does not receive a greater number of “for” votes than “withhold” votes shall promptly tender his or her resignation following certification of the vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and shall recommend to the Board the action to be taken. Any director whose resignation is under consideration shall not participate in the Nominating and Corporate Governance Committee recommendation regarding whether to accept the resignation. The Board shall take action within 90 days following certification of the vote, and the Company will promptly disclose the Board’s decision and the reasons therefor, in a press release or Form 8-K furnished to the SEC. Our Corporate Governance Principles are available on our website at www.evercore.com.

Proxies will be voted FOR the 10 director nominees identified in this Proxy Statement unless otherwise specified.

EXECUTIVE OFFICERS

Set forth below are biographical summaries and ages of our executive officers as of April 29, 2025. Each of our executive officers serves at the discretion of our Board without specified terms of office. We previously announced that, as of February 10, 2025, Edward S. Hyman has decided to transition to a non-executive officer role within Evercore, where he continues to support the Evercore ISI business.

See “PROPOSAL 1-Election of Directors” above (on page 14) for information about Messrs. Altman and Weinberg.

Jason Klurfeld (52), General Counsel and Corporate Secretary, is responsible for our legal and compliance functions. Prior to joining us in June 2011, Mr. Klurfeld was a corporate and transactional attorney, focusing primarily on mergers, acquisitions, financings, strategic investments and other corporate law matters at Sullivan & Cromwell LLP in New York from 2006 to 2011 and at Skadden Arps, Slate, Meagher & Flom LLP in Washington, D.C. from 2004 to 2006. Prior to that, he served in government as an aide to New York Senator Daniel Patrick Moynihan. Mr. Klurfeld earned a B.A. in economics from Hamilton College, a Masters in History from Oxford University (St. Antony’s College) and a J.D. from the University of Pennsylvania.

Timothy LaLonde (63), Chief Financial Officer, is responsible for our financial, tax, internal audit, corporate strategy (with our CEO and business leaders), information technology, investor relations, real estate and facilities functions. Mr. LaLonde has more than three decades of investment banking experience and previously served as Evercore’s COO of Global Investment Banking and co-head of the U.S. Investment Banking business. Prior to Evercore, he was an executive director at UBS and a vice president at Dillon Read, a predecessor firm of UBS. He received his B.S.B. with high distinction from the University of Minnesota, his M.Sc. from the London School of Economics, and his M.B.A. with high distinction from the Amos Tuck School of Business Administration at Dartmouth College. Mr. LaLonde currently serves on the Board of Advisors at the University of Minnesota’s Carlson School of Management.

Matthew Lindsey-Clark (62), based in London, is the chief executive officer of Evercore’s Investment Banking business in Europe and the Middle East. Mr. Lindsey-Clark joined Evercore on the completion of the acquisition of Lexicon Partners in August 2011. Before taking on his CEO role in 2019, he was chief operating officer in EMEA and has been closely involved with the expansion of Evercore’s advisory business in the region. Mr. Lindsey-Clark has 40 years of investment banking experience and, before taking on his management roles, specialized in advising financial services companies. He has advised on a wide range of M&A and capital markets transactions across a number of sectors within the wider financial services market, including banking, finance companies, property and casualty insurance and reinsurance, insurance broking and asset management. Prior to joining Lexicon in 2001, he was a managing director in the European financial institutions group at Credit Suisse First Boston. From 1997 until its acquisition by CSFB in November 2000, he was with Donaldson, Lufkin & Jenrette in London, before which he was at NatWest Markets. He is treasurer and trustee of the Royal Horticultural Society, and a trustee and treasurer of Classics for All. Mr. Lindsey-Clark has a first-class degree in classics from Oxford University.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons who beneficially own more than 10% of our stock, to file with the SEC initial reports of ownership and reports of changes in ownership in our stock. Such persons are required by SEC regulations to furnish to us copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our directors and officers in preparing and filing such reports with the SEC.

To our knowledge, based solely on our review of copies of the reports received by us and written representations by these individuals that no other reports were required since January 1, 2024, except as previously disclosed, all such filings under Section 16(a) were timely filed.

RELATED PERSON TRANSACTIONS AND OTHER INFORMATION

Tax Receivable Agreement

Limited partnership units in Evercore LP are held by, among others, current and former SMDs who provided services to our predecessor entities prior to our 2006 initial public offering, which includes Mr. Altman and Mr. LaLonde. Limited partnership units in Evercore LP may be exchanged for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Evercore LP has made and intends to make an election under Section 754 of the Code effective for each taxable year in which an exchange of limited partnership units for shares occurs, which may result in an adjustment to the tax basis of the assets owned by Evercore LP at the time of an exchange of limited partnership units. The exchanges have resulted and may in the future result in increases in the tax basis of the tangible and intangible assets of Evercore LP that otherwise would not have been available. These increases in tax basis increased and in the future would increase (for tax purposes) amortization and, therefore, reduce the amount of tax that we would otherwise be required to pay.

In connection with our IPO, we entered into a tax receivable agreement with certain of our current and former SMDs who were partners prior to our IPO and held Class A limited partnership units, including Mr. Altman and Mr. LaLonde, that provides for the payment by us to an exchanging Evercore partner of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize as a result of these increases in tax basis. We retain the economic benefit of the remaining 15% of cash savings, if any, of the tax benefits that we realize. For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no increase to the tax basis of the tangible and intangible assets of Evercore LP as a result of the exchanges and had we not entered into the tax receivable agreement. The term of the tax receivable agreement will continue until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement for an amount based on agreed payments remaining to be made under the agreement. In certain circumstances, we sold shares of Class A common stock in public offerings and used such cash consideration to acquire Evercore LP limited partnership units, which resulted in substantially similar rights and benefits under the tax receivable agreement as an exchange of Evercore LP limited partnership units for shares of Class A common stock.

While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors, including the timing of exchanges, the extent to which such exchanges are taxable, the change in tax rates and the amount and timing of our income, we expect that, as a result of the size of the increases of the tangible and intangible assets of Evercore LP attributable to our interest in Evercore LP, during the expected term of the tax receivable agreement, the payments that we may make to such SMDs could be substantial. Although we are not aware of any issue that would cause the Internal Revenue Service to challenge a tax basis increase, we are not entitled to reimbursement for any payments previously made under the tax receivable agreement.

As a result of the acquisition of Evercore LP limited partnership units by Evercore since the IPO, certain SMDs, including certain executive officers, became entitled to payments under the tax receivable agreement. During 2024, Mr. Altman (including estate planning vehicles and/or trusts for which Mr. Altman disclaims beneficial ownership) and Mr. LaLonde received payments pursuant to the tax receivable agreement of $1,593,669 and $176,952, respectively.

Registration Rights Agreements

In connection with the IPO, we entered into a registration rights agreement with certain of our current and former SMDs who were partners prior to the IPO, pursuant to which we may be required to register the resale of shares of our Class A common stock held by certain current and former SMDs, including Mr. Altman, upon exchange of certain limited partnership units of Evercore LP held by such SMDs. The holders of these registration rights may require us to register the sale of their shares of Class A common stock and to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, such registration rights agreements provide for certain piggyback registration rights in connection with registered offerings of our common stock. In addition, in connection with our acquisition of ISI, we granted registration rights to the former owners of ISI, including Mr. Hyman, requiring us to file a shelf registration statement covering the resale of shares of our Class A common stock received by them upon exchange of certain limited partnership units of Evercore LP, and giving Mr. Hyman certain piggyback registration rights in connection with registered offerings of our common stock.

Relationship with Our Former Private Equity Funds

Glisco

In 2016, the Company and the principals of its Mexican private equity business entered into an agreement to transfer ownership of its Mexican private equity business and related entities to Glisco Partners Inc. (“Glisco”), which assumed all responsibility for the management of the existing funds Glisco II and Glisco III (formerly Evercore Mexico Capital Partners II and III, respectively). Glisco is controlled by the principals. These principals ceased to be employed by Evercore following this transaction. Pursuant to the terms of the transaction, the Company will receive a fixed percentage of the management fees earned by Glisco for a period of up to 10 years, as well as a portion of the carried interest in the next two successor funds. The Company committed to invest capital in those successor funds consistent with the level of carried interest it owns and will retain its carried interest and its capital interests in the existing funds. The Company is entitled to 20% of the carried interest in such successor funds. In conjunction with this transaction, the Company entered into a transition services agreement to provide operational support to Glisco.

Following this transaction, the Company ceased to have a general partner’s interest in and deconsolidated GCP II and III (formerly Evercore Mexico Partners II and III), the general partners of Glisco II and Glisco III, respectively, and related subsidiaries. Evercore LP, through its subsidiaries, maintained an interest in the general partner of Glisco II and Glisco III and is entitled to (i) 50% of the carried interest realized from Glisco II and 45% of the carried interest realized from Glisco III and (ii) as an indirect investor in Glisco II and Glisco III, gains (or losses) on investments made by Glisco II and Glisco III based on the amount of capital that Evercore LP or its subsidiaries contributed or subsequently funded. For Glisco II and Glisco III, we will include as consolidated revenue all realized and unrealized carried interest earned by the general partners of Glisco II and Glisco III, although a portion of the carried interest is allocated to employees, and such amounts are recorded as compensation expense.

Carried interest entitles the general partners of Glisco II and Glisco III to a specified percentage of net investment gains that are generated on the capital invested by third-party investors in Glisco II and Glisco III. The general partners of each of Glisco II and Glisco III are entitled to a carried interest that allocates them 20% of the net investment gains realized on capital invested in Glisco II and Glisco III by third-party investors. Each of Glisco II and Glisco III includes a performance hurdle which requires them to return 8%, compounded annually, to third-party investors prior to the general partners receiving their 20% share of net profits realized by the third-party investors. The ultimate value of carried interest with respect to Glisco II and Glisco III are not determinable until the investments have been fully divested or otherwise monetized by the relevant fund, a process that can take many years. For Glisco II and Glisco III, carried interest is allocated on a fund-wide basis rather than on an investment-by-investment basis, and the vesting of carried interest for Glisco II and Glisco III is tied to the formation of the fund and other vesting thresholds. No carried interest will be paid to employees until such time as the carried interest is actually received by the general partners of Glisco II and Glisco III. Carried interest for Glisco II and Glisco III is subject to vesting, generally over a period of four years, and may only be transferred under limited circumstances.

Transactions with Our Mexican Private Equity Investments

Our investments in Glisco II and Glisco III as of December 31, 2024 were as follows:

Mexico Private Equity Funds	Investments in Private Equity Funds
Glisco II	$2,222,846
Glisco III	$732,929

The investment period has lapsed for Glisco II and Glisco III.

Certain employees and current and former SMDs have also invested (either directly or through estate planning vehicles) their own capital through the general partners. For 2024, there were no contributions or receipt of proceeds from the Mexico Private Equity Funds for our executive officers, and no payments in respect of carried interest received by the general partner of the Mexico Private Equity Funds, in each case in excess of $120,000.

Relationship with Trilantic

We formed a strategic alliance with Trilantic to pursue private equity investment opportunities with Trilantic and to collaborate on the future growth of Trilantic’s business in 2010 and expanded our relationship on April 22, 2013 through a supplement agreement. As part of the original agreement and the supplement, we agreed to use commercially reasonable efforts to source investment opportunities for Trilantic IV and Trilantic V, and Trilantic agreed to use commercially reasonable efforts to refer to us mergers and acquisitions advisory services or restructuring advisory services from time to time with respect to selected portfolio companies of these Trilantic Funds.

In exchange for 500,000 Evercore LP limited partnership units that were later converted into 500,000 shares of our Class A common stock and sold, we received a minority economic interest in Trilantic and the right to invest in Trilantic’s current and future private equity funds, beginning with Trilantic IV. In connection with the issuance of such limited partnership interests in Trilantic, we became a limited partner of Trilantic and are entitled to receive 10% of the aggregate amount of carried interest in respect of all of the portfolio investments made by Trilantic IV, up to $15 million. In addition, we committed $5 million of the total capital commitments of Trilantic V. As of December 31, 2024, the carrying value of our investment in Trilantic IV was $110,495 and the carrying value of our investment in Trilantic V was $1,751,151. We and our affiliates are passive investors and do not participate in the management of any Trilantic-sponsored funds.

Separately, certain of our SMDs (either directly or through estate planning vehicles) have committed to invest up to $15 million in Trilantic V. For 2024, there were no contributions to or distributions from Trilantic V for our executive officers in excess of $120,000.

Purchase of Class A Common Stock from Mr. Hyman

On March 6, 2025, the Company entered into an agreement to purchase 200,000 shares of Class A common stock from Mr. Hyman, who until February 10, 2025 was an executive officer of the Company, at a price of $206.192 per share, which reflected a 2% discount to the closing price of the Class A common stock on the date of the purchase. The purchase was made pursuant to the Company’s existing share repurchase plan.

Evercore LP Partnership Agreement

We operate our business through Evercore LP and its subsidiaries and affiliates. As the general partner of Evercore LP, we have unilateral control over all of the affairs and decision-making of Evercore LP. As such, we, through our officers, are responsible for all operational and administrative decisions of Evercore LP and the day-to-day management of Evercore LP’s business. Furthermore, we cannot be removed as the general partner of Evercore LP without our approval.

Distributions

Pursuant to the Partnership Agreement of Evercore LP, we have the right to determine when distributions will be made to the partners of Evercore LP and the amount of any such distributions. If we authorize a distribution, such distribution will be made (1) in the case of a tax distribution (as described below), to the holders of limited partnership units and interests in proportion to the amount of taxable income of Evercore LP allocated to such holder, (2) in the case of the distributions in respect of the Class L Interests, to such holders as determined by the Compensation Committee on behalf of the Company, in accordance with the terms of the applicable subscription agreements, as described below under “—Employment Agreements and Awards,” and (3) in the case of other distributions, pro-rata in accordance with the percentages of the holders’ respective limited partnership units (provided that holders of Class K-P units and Class L Interests are not entitled to distributions).

The holders of limited partnership units and interests in Evercore LP will incur U.S. federal, state and local income taxes and foreign taxes on their proportionate share of any net taxable income of Evercore LP. Net profits and net losses of Evercore LP will generally be allocated to its partners pro-rata in accordance with the percentages of their respective limited partnership units and interests. The Partnership Agreement provides for cash distributions to the partners of Evercore LP if we determine that the taxable income of Evercore LP will give rise to taxable income for its partners. In accordance with the Partnership Agreement, we intend to cause Evercore LP to make cash distributions to the holders of limited partnership units and interests of Evercore LP for purposes of funding their tax obligations in respect of the income of Evercore LP that is allocated to them. Generally, these tax distributions will be computed based on our estimate of the net taxable income of Evercore LP allocable to such holder of limited partnership units and interests multiplied by an assumed tax rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate prescribed for an individual or corporate resident in New York, New York (taking into account the non-deductibility of certain expenses and the character of our income).

For 2024, Mr. Altman (including estate planning vehicles and/or trusts for which Mr. Altman disclaims beneficial ownership of) and Mr. Weinberg received $774,911 and $1,264,000, respectively, as regular distributions on limited partnership units. In addition, certain of our NEOs received distributions on the Class L Interests held by them in the amounts described in the “Bonus” column of the Summary Compensation Table on page 47.

Dissolution

Evercore LP may be dissolved only upon the occurrence of certain unlikely events specified in the Partnership Agreement. Upon dissolution, Evercore LP will be liquidated and the proceeds from any liquidation shall be applied and distributed in the following order:

•	First, to pay the debts, liabilities and expenses of Evercore LP;

•	Second, as reserve cash for contingent liabilities of Evercore LP; and

•	Third, pro-rata in respect of all partnership units, as set forth in Section 9.03 of the Partnership Agreement.

Use of Corporate Aircraft

For security, safety and health reasons, our Board adopted a policy requiring our Senior Chairman and Chief Executive Officer to use corporate aircraft for certain business air travel to the extent practical.

While the primary use of corporate aircraft is for business purposes, because of the benefit afforded to us in terms of security and productivity while traveling for personal reasons, we allow Messrs. Altman and Weinberg to use the aircraft for personal travel, when the aircraft are not being used for Company business. Under these arrangements, Messrs. Altman and Weinberg must reimburse us for an amount equal to or exceeding the incremental cost associated with their personal use of the aircraft, which generally reimburses us for the full incremental costs and a pro-rata share of the fixed costs. Mr. Weinberg did not use the aircraft for personal travel in 2024, and Mr. Altman reimbursed us for his personal use of the aircraft in 2024 in an amount equal to $386,727, which generally included the full incremental costs and a pro-rata share of the fixed costs, and which in all cases equaled or exceeded the incremental costs associated with such use. Depending on the nature of the aircraft and applicable regulatory guidelines, the required amount of reimbursement was calculated by assessing either (i) the maximum amount of reimbursement allowed by Federal Aviation Administration rules (including enumerated direct costs such as fuel, crew travel expenses, landing fees, flight planning and an additional amount equal to 100% of fuel costs) or (ii) 100% of the costs charged to the Company by certificated air carriers/fractional program operators for personal flights, including a proportionate share of the annual management fees (where applicable). In addition, on limited occasion, we have allowed a business-related flight to deviate and land at an airport other than its destination to drop-off or pick-up a non-business traveler, without such change in destination being treated as an incremental cost.

Transactions with Other 5% Shareholders

From time to time, we engage in ordinary course transactions with entities or affiliates of entities that are the beneficial owner of more than 5% of our outstanding common stock. For example, BlackRock and Vanguard are clients of our Institutional Equities business. All of our transactions with these 5% holders and their affiliates were arms-length transactions entered into in the ordinary course of business, with management and other fees based on the prevailing rates for non-related persons.

Ordinary Course Transactions with Executive Officers and Directors

From time to time, certain executive officers, directors and other affiliates of ours, their family members, and related business organizations or charitable foundations may utilize our services as customers in the ordinary course of our business, such as by holding investments in various Evercore Wealth Management investment vehicles or accounts or by purchasing research services from our equity sales, trading and research business, Evercore ISI. These products and services are offered and provided in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions for similarly situated customers. For certain types of products and services offered by Evercore Wealth Management, certain of our executive officers and other affiliates receive or may be eligible to receive discounts that are available to our employees or SMDs generally.

Policy Regarding Transactions with Related Persons

Our Related Person Transaction Policy, which is available on our website at www.evercore.com under the “Investor Relations” link, requires that Related Person Transactions (defined below) must be approved or ratified by the Nominating and Corporate Governance Committee of the Board unless they have been deemed pre-approved. In determining whether to approve or ratify a Related Person Transaction, the Nominating and Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the Related Person Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. Under the policy, certain Related Person Transactions are pre-approved, including routine commercial transactions in the ordinary course or transactions that are approved by other committees of the Board. A “Related Person” is any of our executive officers, directors or director nominees, any shareholder owning at least 5% of our stock, or any immediate family member of any of the foregoing persons. A “Related Person Transaction” means any financial transaction, arrangement or relationship or series of similar financial transactions, arrangements or relationships involving more than $120,000 in which we are a participant and in which a Related Person has a direct or indirect material interest. All Related Person Transactions were approved in accordance with our Related Person Transaction Policy, other than those discussed under “—Tax Receivable Agreement” on page 21, “—Registration Rights Agreements” on page 21, “—Relationship with Our Former Private Equity Funds” on page 22 and “—Evercore LP Partnership Agreement” on page 23, which were undertaken prior to the adoption of the policy.

CORPORATE GOVERNANCE

Director Independence

General

Pursuant to the General Corporation Law of the State of Delaware, the state in which we are organized, and our Amended and Restated Bylaws, our business, property and affairs are managed by or under the direction of our Board. Members of our Board are kept informed of our business through discussions with our executive officers and other officers, by reviewing materials provided to them by management and by participating in meetings of the Board and its committees.

NYSE and SEC Requirements

Under the NYSE’s corporate governance rules, no director qualifies as independent unless our Board affirmatively determines that the director has no “material relationship” with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Under NYSE rules, directors who have relationships covered by one of five bright-line independence tests established by the NYSE may not be found to be independent. In addition, audit committee members are subject to heightened independence requirements under NYSE rules and Rule 10A-3 under the Exchange Act. NYSE rules require that in affirmatively determining the independence of any director who will serve on the Compensation Committee, the Board must consider all factors specifically relevant to determining whether a director has a relationship to us that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member.

Corporate Governance Principles and Categorical Independence Standards

In order to provide guidance on the composition and function of our governing body, our Board adopted our Corporate Governance Principles, which include, among other things, our categorical standards of director independence. The complete version of our Corporate Governance Principles is available on our website at www.evercore.com under the “Investor Relations” link. We will provide a printed copy of the Corporate Governance Principles to any shareholder who requests them by contacting Investor Relations. These categorical independence standards establish certain relationships that our Board, in its judgment, has deemed to be material or immaterial for purposes of assessing a director’s independence. In the event a director maintains any relationship with us that is not specifically addressed in these standards, the Board will determine whether such relationship is material.

The Board has determined that the following relationships should not be considered material relationships that would impair a director’s independence: (1) relationships where a director, or an immediate family member of the director, is an executive officer or director of another company in which we beneficially own less than 10% of the outstanding voting shares of that company; (2) relationships where a director, or an immediate family member of that director, serves as an executive officer, director or trustee of a charitable organization, and our annual charitable contributions to the organization (excluding contributions by us under any established matching gift program) are less than the greater of $1,000,000 or 2% of that organization’s consolidated gross revenues in its most recent fiscal year; and (3) relationships where a director is a current employee, or such director’s immediate family member is a current executive officer, of another company that has made payments to, or received payment from, us for property or services in an amount which, in any of the preceding three fiscal years, did not exceed the greater of $1,000,000 or 2% of the consolidated gross revenues of such other company.

Our Corporate Governance Principles also provide, among other things, that all non-management directors must notify the Board of his or her retirement, change in employer and any other significant change in the director’s principal professional occupation or roles and responsibilities and, in connection with any such change, tender his or her resignation from the Board (and the applicable Board committees) for consideration by the Board. The Board would then consider the continued appropriateness of Board membership under the new circumstances and the action, if any, to be taken with respect to such resignation.

Evaluations of Director Independence

The Nominating and Corporate Governance Committee undertook its annual review of director independence and reviewed its findings with our Board. During this review, our Board considered transactions and relationships between each director, or any member of his or her immediate family, and us, our subsidiaries and affiliates, including those reported under “Related Person Transactions and Other Information” above (on page 21). Our Board also examined transactions and relationships between directors or their affiliates and members of our senior management. The purpose of this review was to determine whether any such relationships or transactions compromised a director’s independence.

As a result of this review, our Board affirmatively determined that each of Messrs. Millard, Overlock and Wheeler, Mses. Carlton, Futter, Harris and Williamson and Sir Simon Robertson is independent under NYSE rules and the categorical standards for director independence set forth in the Corporate Governance Principles.

Our Board has also determined that the members of the Audit Committee and Compensation Committee are also independent under the applicable NYSE and SEC rules mentioned above.

Messrs. Altman and Weinberg are not considered to be independent directors as a result of their employment with us.

Committees of the Board

General

Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The following table shows the membership of each of our Board’s standing committees as of April 29, 2025 and the number of in-person and telephonic meetings held by each of those committees during 2024:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Roger C. Altman	—	—	—
Pamela G. Carlton	X	—	X
Ellen V. Futter	—	—	X
Gail B. Harris	X	—	Chair
Robert B. Millard	—	Chair	X
Willard J. Overlock, Jr.	X	X	—
Sir Simon M. Robertson	—	X	X
John S. Weinberg	—	—	—
William J. Wheeler	Chair	X	—
Sarah K. Williamson	X	X	—
2024 Meetings	7	5	2

Our Board met in full session five times during 2024. Our Board’s standing committees held a total of 14 additional meetings (seven Audit Committee, five Compensation Committee and two Nominating and Corporate Governance Committee meetings).

Our Board has adopted a charter for each of the three standing committees that addresses the composition and function of each committee. You can find links to these materials on our website at www.evercore.com under the “Investor Relations” link, and we will provide a printed copy of these materials to any shareholder who requests it by contacting Investor Relations.

Audit Committee

General. The Audit Committee assists our Board in fulfilling its responsibility relating to the oversight of: (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, (4) the performance of our internal audit function and independent registered public accounting firm and (5) risk management and compliance with our Code of Business Conduct and Ethics.

Financial Literacy and Expertise. Our Board has determined that each of the members of the Audit Committee in 2024 was and in 2025 is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that each of Mr. Wheeler and Ms. Williamson qualifies as an “Audit Committee Financial Expert” as defined by applicable SEC regulations and that each has “accounting or related financial management expertise” within the meaning of the listing standards of the NYSE. The Board reached its conclusion as to Mr. Wheeler’s qualification based on, among other things, his experience as chief financial officer at a large multinational public company, his executive leadership experience and his experience with financial institutions and the Board reached its conclusion as to Ms. Williamson’s qualification based on, among other things, her experience with financial reporting and internal auditing, including with respect to oversight of public accountants.

Compensation Committee

General. The Compensation Committee discharges the responsibilities of our Board relating to the oversight of our compensation programs and compensation of our executives. Each of the members of the Compensation Committee in 2024 was and in 2025 is an “outside director” within the meaning of Section 162(m) of the Code as in effect during 2017 and a “non-employee director” within the meaning of Exchange Act Rule 16b-3. In fulfilling its responsibilities, the Compensation Committee can delegate any or all of its responsibilities to a subcommittee of the Compensation Committee. For information on the Compensation Committee’s processes and procedures for considering and determining executive and director compensation and the role of executive officers in determining and recommending the amount and form of such compensation, see “Director Compensation” on page 32 and “Compensation Discussion & Analysis” on page 34.

Compensation Committee Interlocks and Insider Participation. During the last fiscal year, each of Messrs. Millard, Overlock and Wheeler, Ms. Williamson and Sir Simon Robertson served as members of our Compensation Committee, and no member of our Compensation Committee during fiscal year 2024 was an employee or officer or former employee or officer of the Company or had any interest in a transaction requiring disclosure under Item 404 of Regulation S-K during fiscal year 2024. None of our executive officers has served as a member of a board of directors or a compensation committee of a board of directors of any other entity which has an executive officer serving as a member of our Board or Compensation Committee, and there are no other matters regarding interlocks or insider participation that are required to be disclosed.

Nominating and Corporate Governance Committee

General. The Nominating and Corporate Governance Committee assists our Board in fulfilling its responsibilities relating to corporate governance by (1) identifying individuals qualified to become directors and recommending that our Board select the candidates for all directorships to be filled by our Board or by our shareholders, (2) overseeing the evaluation of the Board, (3) developing and recommending the content of our Corporate Governance Principles and Code of Business Conduct and Ethics to our Board, (4) overseeing the Company’s adherence to its Core Values and the implementation of its Environmental, Social and Governance program, and (5) otherwise taking a leadership role in shaping our corporate governance. In evaluating candidates for directorships, our Board, with the help of the Nominating and Corporate Governance Committee, takes into account a variety of factors it considers appropriate, which may include the following: strength of character and leadership skills; general business acumen and experience; knowledge of strategy, finance, international business, government affairs and familiarity with our business and industry; age; number of other board seats; diversity of viewpoints and experience; and willingness to commit the necessary time—all to ensure an active Board whose members work well together and possess the collective knowledge, and expertise, required to maximize the effectiveness of the Board. From time to time, the Nominating and Corporate Governance Committee and the Board have engaged a third-party search firm to assist in identifying potential nominees for our Board.

Shareholder Recommendations for Director Nominations. As noted above, the Nominating and Corporate Governance Committee considers recommendations for nomination to our Board, including nominations submitted by shareholders. Such recommendations should be sent to the attention of our Corporate Secretary. Any recommendations submitted to the Corporate Secretary should be in writing and should include any supporting material the shareholder considers appropriate in support of that recommendation, but must include the information that would be required under the rules of the SEC to be included in a Proxy Statement soliciting proxies for the election of such candidate and a signed consent of the candidate to serve as one of our directors if elected.

The Nominating and Corporate Governance Committee evaluates all potential candidates in the same manner, regardless of the source of the recommendation. Based on the information provided to the Nominating and Corporate Governance Committee, it will make an initial determination whether to conduct a full evaluation of a candidate. As part of the full evaluation process, the Nominating and Corporate Governance Committee may conduct interviews, obtain additional background information and conduct reference checks of candidates. The Nominating and Corporate Governance Committee may also ask the candidate to meet with management and other members of our Board. When the Nominating and Corporate Governance Committee reviews a potential candidate, the Nominating and Corporate Governance Committee looks specifically at the candidate’s qualifications in light of our needs and the needs of the Board at that time, given the current mix of director attributes. In evaluating a candidate, our Board, with the assistance of the Nominating and Corporate Governance Committee, takes into account a variety of additional factors as described in our Corporate Governance Principles.

Meeting Attendance

During 2024, our Board met in full session five times, and our Board’s standing committees held a total of 14 additional meetings (seven Audit Committee, five Compensation Committee and two Nominating and Corporate Governance Committee meetings). Each of our directors attended over 80% of the Board meetings and meetings of the Board committees on which he or she served (during the periods that he or she served). Our policy is that all of our directors, absent special circumstances, should attend our Annual Meeting of Stockholders. All of our then incumbent directors attended our 2024 Annual Meeting of Stockholders.

Executive Sessions, Role of the Chairman of Our Board, CEO and Lead Director

Our Corporate Governance Principles require our non-management directors, all of whom are also independent under applicable regulations and our Corporate Governance Principles, to have at least one meeting per year without management present. We complied with this requirement in 2024, as our non-management directors meet regularly in executive session.

We have no fixed policy with respect to the separation of the offices of the Chairman of the Board and CEO. The Board believes that the separation of the offices of the Chairman of the Board and CEO is best decided on a case-by-case basis from time to time. Mr. Weinberg has served as Chairman of the Board and Chief Executive Officer since February 25, 2022. In order to facilitate communications among non-management directors and management and to preside over executive sessions, the Board has selected Ms. Harris to serve as the lead director. As lead director, Ms. Harris is responsible for working with the Chairman and CEO to develop and approve Board agendas and meeting schedules, conducting executive sessions with the non-management members of the Board, leading Board and Committee evaluations and otherwise serving as a liaison amongst our non-management directors.

Under the guidance of the Nominating and Corporate Governance Committee, each year the Board reviews the structure of our Board and its committees as a part of its annual self-evaluation process and, as part of that process, considers, among other things, issues of structure, leadership and oversight needs and skills to guide the company in executing its long-term strategic objectives. The Board is satisfied that its current structure and processes are appropriate.

Oversight of Risk Management by the Board

We are exposed to a number of risks, and we regularly identify and evaluate these risks and develop plans to manage them effectively. The Audit Committee is charged with a majority of the risk oversight responsibilities on behalf of the Board (including risk associated with cybersecurity), our Compensation Committee is charged with the oversight responsibility related to our compensation programs and the Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with human capital, sustainability, board organization, membership and structure and succession planning for our directors. The Audit Committee also works with members of senior management to review our cybersecurity policies and procedures. The Board is aware of the threats presented by cybersecurity incidents (including the increased risk relating to geopolitical issues) and is committed to preventing and mitigating the effects of any such incidents. The Board and the Audit Committee are updated regularly on cybersecurity matters. Our CFO and General Counsel both report directly to our CEO and meet with the Audit Committee at least four times a year in conjunction with a review of our quarterly and annual periodic SEC filings to discuss important risks we face, highlighting any new risks that may have arisen since they last met. Our CFO and General Counsel update our Audit Committee as to changes in our risks on a periodic basis. In addition, all non-management members of the Board are invited to attend all committee meetings, regardless of whether the individual sits on the specific committee. Outside of formal meetings, Board members have regular access to senior executives, including our CFO and General Counsel.

Each of our business unit leaders is responsible for various aspects of risk management associated with their business, and our executive officers, including our CEO, CFO and General Counsel, also have the primary responsibility for enterprise-wide risk management. Our CFO and General Counsel work closely with members of senior management, including our accounting staff, our internal audit department, our information technology department and our compliance department to monitor and manage risk.

Shareholder Engagement

As we have done in the past, in 2024 we engaged in extensive shareholder outreach. In our meetings and other engagement with shareholders, we primarily discussed financial performance, feedback on our executive compensation program, corporate governance initiatives, use of equity compensation, sustainability and other matters. Please see “Compensation Discussion & Analysis—2024 Say on Pay Vote” on page 45 for more information on our recent engagement efforts, as well as key shareholder feedback provided to us during the engagement process.

We are committed to having an open dialogue, and we proactively engage with shareholders in discussions regarding our objectives. We view an open dialogue with our shareholders as a valuable tool that allows us to better appreciate our shareholders’ perspective. Our senior management frequently meets face-to-face and communicates telephonically with our shareholders. We carefully consider the feedback we receive from our shareholders in meetings and through other communications. We also participate in investor conferences, and we make investor presentations available on our website at www.evercore.com under the “Investor Relations” link.

Communicating with the Board

Interested parties may communicate directly with our Board, our non-management directors or an individual director by writing to our Corporate Secretary and specifying whether such communication should be addressed to the attention of (1) the Board as a whole, (2) non-management directors as a group or (3) the name of the individual director, as applicable. Communications will be distributed to our Board, non-management directors as a group or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our Board has requested that certain items that are unrelated to its duties and responsibilities should be excluded, such as spam, junk mail and mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. Any concerns relating to accounting, internal control over financial reporting or auditing matters will be brought to the attention of our Audit Committee. In addition, for such matters, shareholders and others are encouraged to use our hotline discussed below.

Hotline for Accounting, Auditing and Other Matters

As part of the Audit Committee’s role to establish procedures for the receipt of complaints regarding accounting, internal accounting controls or auditing matters, we established a hotline for the anonymous submission of concerns regarding questionable accounting, internal control over financial reporting, auditing matters, employee matters and other matters. Communications are distributed to the Board, or to any individual director as appropriate, depending on the facts and circumstances outlined in the communication. Any matters reported through the hotline that involve accounting, internal control over financial reporting, audit matters or any fraud involving management or persons who have a significant role in our internal control over financial reporting will be reported to the Chairman of our Audit Committee.

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics applicable to all of our employees, including our CEO, our CFO, our Controller (or persons performing similar functions) and our Board. You can find a link to our Code of Business Conduct and Ethics on our website at www.evercore.com under the “Investor Relations” link, and we will provide a printed copy of our Code of Business Conduct and Ethics to any shareholder who contacts Investor Relations and requests a copy. To the extent required to be disclosed, we will post amendments to, or any waivers from, our Code of Business Conduct and Ethics at the same location on our website as our Code of Business Conduct and Ethics.

DIRECTOR COMPENSATION

Our policy is to not pay director compensation to directors who are also our employees. The Board’s non-employee director compensation policies provide for non-management directors to receive a one-time award of RSUs with a value of $50,000 upon initial appointment to the Board, which delivers on the second anniversary of the grant date. For 2024, non-management directors also receive an annual retainer and RSU grant, with amounts outlined below.

	($)	Key Payment and Vesting Features

✓Retainerpayable 100% in cash or RSUs, or 50% in cash and 50% in RSUs, at director’s election.

✓AnnualRSU grants deliver on the first anniversary of the grant date.

✓Annual cash payment for the Chairs of the Board Committees.

✓One-time RSU grants deliver on the second anniversary of the grant date.

Annual Compensation:
Retainer	125,000
RSU Grant	125,000
Committee Chairs	30,000
One-Time RSU Grant upon Joining the Board	50,000

The Board believes that our payment structure is consistent with the compensation practices of our peers and similarly situated companies.

Other Compensation. Non-management directors are further reimbursed for travel and related expenses associated with attendance at Board or committee meetings, as well as expenses for continuing education programs related to their role as members of the Board. For administrative ease in dealing with our transfer agent and our stock plan administrator, equity awards that would otherwise result in fractional shares are rounded up to the nearest whole share.

Details on 2024 RSU Grants. Each non-management director received, upon his or her re-election to the Board on June 18, 2024, an award of 639 RSUs with a value of approximately $125,000, based on the average of the high and low average share price during each day of the 10-trading-day period from June 4, 2024 through June 17, 2024, with the exception of Mr. Overlock and Ms. Williamson, who elected to receive their retainer 100% in RSUs rather than cash, and accordingly received an award of 1,277 RSUs with a value of approximately $250,000, based on the average of the high and low average share price during each day of the 10-trading-day period from June 4, 2024 through June 17, 2024. These RSUs will deliver on the first anniversary of the grant date.

Equity Ownership Guideline: 3x Most Recent Annual Retainer. Our Board has also adopted equity ownership guidelines that require our non-management directors to own shares of Class A common stock, including RSUs awarded in connection with service on the Board, shares beneficially owned by his or her immediate family members residing in the same household and shares held in trust for the benefit of the director or his or her immediate family members, with a value equal to or greater than three times the director’s most recently paid annual retainer. Until a director meets the required ownership level, he or she must retain 100% of shares received upon delivery of RSUs (other than shares sold to satisfy tax obligations associated with vesting and delivery of shares) awarded in connection with service on the Board. Compliance with these guidelines may be waived, at the discretion of our Nominating and Corporate Governance Committee, if compliance would create severe hardship for a non-management director or prevent him or her from complying with a court order. It is expected that these instances will be rare and, in these cases, our Nominating and Corporate Governance Committee will develop alternative ownership guidelines that reflect the intent of these guidelines and the director’s personal circumstances.

The following table provides summary information concerning compensation paid or accrued by us to or on behalf of our non-management directors for services rendered to us during 2024.

Director Compensation in 2024

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Pamela G. Carlton	125,000	129,762	254,762
Ellen V. Futter	125,000	129,762	254,762
Gail B. Harris	155,000	129,762	284,762
Robert B. Millard	155,000	129,762	284,762
Willard J. Overlock, Jr(2).	125,000	129,762	254,762
Sir Simon M. Robertson	125,000	129,762	254,762
William J. Wheeler	155,000	129,762	284,762
Sarah K. Williamson(2)	125,000	129,762	254,762

(1)

The amounts reflected in the Stock Awards column represent the grant date fair value of the awards made during 2024, as computed in accordance with FASB ASC Topic 718. The grant date fair value of the awards reflected in the table above is based on the average of the high and low trading price of the Class A common stock on the date of grant, which would be June 18, 2024 ($203.07) for the annual RSUs award granted to all directors. For non-management directors, the grant date fair value of the annual RSU awards differs from $125,000 because the number of RSUs granted to directors was determined based on the average of the high and low average share price during each day of the 10-trading-day period from June 4, 2024 through June 17, 2024 ($195.84). As of December 31, 2024, each of the directors listed above held 639 vested RSUs, which deliver on June 18, 2025, with the exception of Mr. Overlock and Ms. Williamson, who hold 1,277 vested RSUs which deliver, as applicable, on June 18, 2025 due to their election to receive their retainer 100% in common stock rather than cash, as described in footnote 2 below.

(2)

Mr. Overlock and Ms. Williamson elected to receive their cash retainer 100% in common stock rather than cash, and therefore did not receive the cash payment shown in the table above, but received a total of 1,277 vested RSUs, based on the average of the high and low average share price during each day of the 10-trading-day period from June 4, 2024 through June 17, 2024 ($195.84).

COMPENSATION DISCUSSION & ANALYSIS

The following discussions and tables provide summary information concerning compensation for our NEOs, who for 2024 are: Messrs. Altman, Weinberg, LaLonde, Hyman and Klurfeld.

Introduction

Our executive compensation program reflects the Company’s commitment to pay for performance. Executives that serve in our business units, including those that are NEOs, are paid largely for their contribution to our success and the success of their respective business units, motivating them to conduct the business in a manner that produces superior results over the long term.

Consistent with our commitment to pay for performance, the Compensation Committee considered the Company’s performance, including its delivery of strong results, while accomplishing important strategic objectives, such as the recruitment of our second largest class ever of Investment Banking senior managing directors and the expansion of our client relationships and coverage universe. In 2024, the Company delivered Adjusted Net Revenues* of approximately $3.0 billion, Adjusted EPS* of approximately $9.42 and Adjusted Net Income* of approximately $415.8 million. In addition, the Company accomplished its capital return objectives, returning $590.6 million to shareholders during the year through dividends and equity repurchases. The Compensation Committee also considered our NEOs’ promotion of and adherence to our Core Values.

The following sections provide an overview of 2024 financial performance, compensation and incentive highlights, say on pay results and our related shareholder outreach efforts.

Overview of Organization and Key Considerations

2024 Performance (see page 36)

Delivering financial results

✓  Adjusted Net Revenues* for 2024 of $3.0 billion

✓  Adjusted EPS* of $9.42 and Adjusted Net Income* of $415.8 million for 2024

✓  Adjusted Operating Margin* of 18.6% for 2024

Returning significant capital to shareholders ✓ $590.6 million returned to shareholders during the year through dividends and equity repurchases

*	Adjusted Net Revenues, Adjusted EPS, Adjusted Net Income and Adjusted Operating Margin are non-GAAP measures. See Annex A for further information and a reconciliation to U.S. GAAP amounts.

Compensation of Named Executives (see page 39)

Links pay to performance and promotes alignment with shareholders

✓  NEO compensation is closely aligned with our performance in 2024

✓  No increases to base salaries for our NEOs since they became executive officers, and base salary continues to represent a relatively small share of total annual compensation

✓  No guaranteed bonuses for any of our NEOs

✓  50% of 2024 NEO incentive compensation awarded in RSUs, which are unvested and are delivered over four years, consistent with market practice

✓  Formal equity ownership guidelines and clawback and anti-hedging policies

2024 Say on Pay Vote and Shareholder Engagement (see page 45)

Shareholder Engagement and Key Shareholder Feedback

✓  The proxy advisors and our shareholders have historically supported our executive compensation program. We believe this is due to the Company’s strong business performance and a close alignment between performance and pay

✓  Our executive compensation program has not changed in any material way since last year, when our shareholders supported our Say on Pay proposal at approximately the 93% level

✓  We believe, as evidenced by the results of our Say on Pay vote and shareholder outreach, that our shareholders support our executive compensation program

2024 Performance

As discussed throughout this Compensation Discussion & Analysis, in determining NEO compensation for 2024, our Compensation Committee considered the Company’s strong financial results, including its achievement of approximately $3.0 billion in Adjusted Net Revenues*, approximately $9.42 of Adjusted EPS*, and approximately $415.8 million of Adjusted Net Income*. The Compensation Committee also considered the accomplishment of several strategic initiatives, including the recruitment of our second largest class ever of Investment Banking senior managing directors and the expansion of our client relationships and coverage universe, the contributions each individual NEO made to the firm, the management of the firm’s operational and reputational risks, and the value created and capital returned to our shareholders, including through dividends and repurchases during 2024. The Compensation Committee further took into account the promotion of and adherence to our Core Values, which are critical to our reputation, culture and maintaining a sustainable business with long-term success. The following are highlights of the Company’s 2024 performance.

*	Adjusted Net Revenues, Adjusted EPS and Adjusted Net Income are non-GAAP measures. See Annex A for further information and a reconciliation to U.S. GAAP amounts.

Creating Value for Shareholders

Our TSR continues to demonstrate the long-term positive growth in our share price*

* The Stock Performance graph and related table compares the performance of an investment in our Class A common stock from December 31, 2019, through December 31, 2024, with the S&P 500 Index, the S&P Financial Index, and the peer average index. The graph assumes $100 was invested at the opening of business on December 31, 2019, in each of our Class A common stock, the S&P 500 Index, the S&P Financial Index, and the peer average index. It also assumes that dividends were reinvested on the date of payment without payment of any commissions. The related table presents three-year return and five-year return on the same basis. The performance shown in the graph and related tables represents past performance and should not be considered an indication of future performance. Equal weighted index methodology. Peer average includes Houlihan Lokey, Lazard, Moelis & Company, PJT Partners, and Perella Weinberg Partners.

Returning Significant Capital to Our Shareholders

✓	We returned $590.6 million of capital to shareholders during the year through dividends and equity repurchases.

✓	We have carefully managed and offset the dilutive effect of RSUs granted for incentive awards and new hire or replacement awards on a cumulative basis over the past five years.

Delivering Strong Financial Results

This past year, we continued to effectively serve our clients while strengthening our franchise by investing in and diversifying our business, allowing us to achieve strong Net Revenues, Net Income, EPS, and Operating Margin.

✓ Net Revenues*	Net Revenues of $2.98 billion on a U.S. GAAP basis and $3.00 billion on an Adjusted basis.
✓ Net Income*	Net Income of $378.3 million on a U.S. GAAP basis and $415.8 million on an Adjusted basis.
✓ EPS*	EPS of $9.08 on a U.S. GAAP basis and $9.42 on an Adjusted basis.
✓ Operating Margin*	Operating Margin of 17.7% on a U.S. GAAP basis and 18.6% on an Adjusted basis.

*	Adjusted Net Revenues, Adjusted Net Income, Adjusted EPS, and Adjusted Operating Margin are non-GAAP measures. See Annex A for further information and a reconciliation to U.S. GAAP amounts.

2024 Compensation and Incentive Highlights

Our pay for performance compensation program is designed to reward performance and align the long-term interests of our executives with those of our shareholders — for example, through our equity ownership guidelines and by prohibiting hedging and pledging by our directors and executive officers. The following are highlights of our 2024 compensation and incentive structure, as determined by our Compensation Committee.

Performance-Based Compensation

✓	No Guaranteed Incentive Awards. We generally do not provide guaranteed incentive awards to any of our NEOs.

✓

No Change in Base Salaries. We have not increased base salaries for our NEOs since they became executive officers, and base salary continues to represent a relatively small share of their total annual compensation.

✓

Performance Drives Changes in Pay. Compensation is linked to the performance of Evercore and our executives’ individual performance, which motivates our executive leadership to conduct the business in a manner that produces superior results over the long term.

✓

NEO Compensation Reflects our Performance. Our NEO compensation is closely aligned with our performance in 2024. We delivered strong results, while accomplishing important strategic objectives, including the recruitment of our second largest class ever of Investment Banking senior managing directors and the expansion of our client relationships and coverage universe. Our Adjusted Net Revenues* increased to approximately $3.0 billion, Adjusted EPS* increased to approximately $9.42 and Adjusted Net Income* increased to approximately $415.8 million. We continued to execute on our growth strategy while returning excess cash not needed for current operations and investment in the business to our shareholders. Accordingly, our CEO’s compensation increased in 2024 compared to 2023.

*	Adjusted Net Revenues, Adjusted Net Income, and Adjusted EPS are non-GAAP measures. See Annex A for further information and a reconciliation to U.S. GAAP amounts.

Shareholder Alignment

✓

Equity-Based Compensation Included in Incentive Awards, Not Additional. Our Compensation Committee determines the overall amount of incentive compensation to be awarded to our NEOs, inclusive of cash incentive distributions and RSUs.

✓

50% of 2024 Incentive Awards Delivered in RSUs Subject to Four Year Deferred Delivery. RSUs granted to our NEOs as a component of 2024 annual incentive awards are unvested and are delivered over four years, which is consistent with market practice, and enhances ongoing alignment with our shareholders.

✓

Equity Ownership Guidelines and Significant Equity Ownership by NEOs. Each of our NEOs holds a meaningful amount of equity in our Company and met the formal equity ownership guidelines applicable to such NEO for 2024.

✓

No Hedging or Pledging. All employees, including our NEOs, are prohibited from hedging their equity securities, and our anti-pledging policy prohibits directors and executive officers from pledging their equity without Compensation Committee approval.

✓

Clawback Policy. The Company has adopted a clawback policy in accordance with the listing requirement of the NYSE to provide for the recovery or “clawback” of certain erroneously awarded incentive-based compensation in the event that the Company is required to prepare an accounting restatement. The policy was made effective December 1, 2023 and applies to incentive-based compensation received by current and former executive officers of the Company during the three fiscal years preceding an accounting restatement and after the effective date of the NYSE listing requirement, October 2, 2023. The Company also continues to maintain an additional clawback policy, which provides for the recapture of incentive awards provided to SMDs in the event of certain types of misconduct by that SMD or a restatement of the financial results of the Company due to material noncompliance with financial reporting requirements.

Accountability to Shareholders

✓	Annual Say on Pay Vote. Based on our Board’s recommendation and our shareholders’ advisory vote in 2022, we continue to hold an advisory vote each year on our executive compensation program.

✓

Strong Support for Executive Compensation Program. Our executive compensation program has not changed in any material way since last year, when our shareholders supported our Say on Pay proposal at approximately the 93% level. We believe this continued support is due to the Company’s strong business performance, a close alignment between performance and pay, our extensive shareholder engagement process and disclosure regarding our executive compensation program.

✓

Majority Voting Resignation Policy. Our majority voting resignation policy provides that a director that receives the support of less than a majority of votes cast must tender his or her resignation, which our Board will then determine whether to accept.

✓

Extensive Shareholder Engagement and Feedback. We engage extensively with our shareholders on an ongoing basis and welcome feedback regarding our performance, corporate governance practices and other matters of interest to our shareholders. The feedback we received continued to inform our Board, particularly with respect to our compensation program and equity plan.

Compensation of Named Executives

The goals of our executive compensation program are to align compensation and incentives with business objectives and performance, and in turn continue to create and sustain shareholder value over the long term. In addition, our program is designed to enable us to attract, retain and reward executives who contribute to our long-term success and growth in shareholder value. Our future success depends to a substantial degree on our ability to retain and recruit highly qualified personnel as opposed to the deployment and management of the firm’s financial capital, as with other financial services firms. The market for highly qualified financial professionals has been and remains extremely competitive. In addition, although our NEOs and other SMDs have all entered into restrictive covenant agreements, their departure could still jeopardize our relationships with clients and result in the loss of client engagements. Accordingly, it is imperative for our compensation and incentive programs to be highly competitive and reward outstanding individual and Company achievement.

2024 NEO Compensation and Incentive Structure

2024 Incentive Awards and Determinations

Consistent with industry practice, incentive awards account for a majority of our NEOs’ total compensation and incentive opportunities. In our case, base salary averaged less than 10% of total 2024 compensation for our NEOs. For 2024, no guaranteed incentive awards were paid to any NEO, nor were any of our NEOs paid any compensation pursuant to formulaic or other pre-established performance targets or personal compensation arrangements. Rather, incentive awards paid to our NEOs were determined in the discretion of the Compensation Committee after taking into account the Company’s performance along with the NEO’s individual contributions, the NEO’s promotion of and adherence to our Core Values, and other factors.

Ultimately, 50% of total 2024 incentive award amounts were paid to our NEOs in cash incentive distributions or payments and the remaining 50% paid in RSUs that vest over a four-year period, subject to retirement eligibility and other earlier vesting conditions. As in prior years, the Compensation Committee determined that the cash incentive compensation payments that may otherwise have been made to the NEOs in respect of their service in 2024 would be delivered in the form of distributions in respect of Class L Interests in Evercore LP, awarded to each of the NEOs in January 2024. Distributions payable with respect to the awards of Class L Interests granted in 2024 were determined by the Committee in its discretion and paid in the first quarter of 2025, and were subject to a maximum amount equal to a specified percentage of 2024 Adjusted Operating Income, as defined in the relevant subscription agreement.

The Compensation Committee decided that 50% of our NEOs’ 2024 incentive awards would be paid in RSUs and subject to future service-based vesting requirements, because awarding equity over a longer period aligns the interests of our executives with those of our shareholders. As a result, we believe our NEOs have a demonstrable and significant interest in increasing shareholder value over the long term.

We refer to the portion of our NEOs’ 2024 compensation granted in RSUs as “deferred compensation” because it will not be delivered until a future year (and then, only if applicable vesting requirements have been met). See “— Employment Agreements and Awards—Evercore Annual Equity Awards” on page 55 for a discussion of the terms of these awards.

Company Performance and Individual Contributions

As noted above, in determining incentive awards for our NEOs, the Compensation Committee took into account the Company’s performance along with the other NEO accomplishments, including the strong financial results achieved by the Company, the accomplishment of several strategic initiatives, the contributions each individual NEO made to the firm, the management of the firm’s operational and reputational risks, and the value created and capital returned to our shareholders, including through dividends and repurchases during 2024. The Committee noted, among other considerations, our Net Revenues, Net Income, EPS, and Operating Margin, in each case, on a U.S. GAAP and an Adjusted basis. See Annex A for further information and a reconciliation to U.S. GAAP amounts.

✓ Net Revenues*	Net Revenues of $2.98 billion on a U.S. GAAP basis and $3.00 billion on an Adjusted basis.
✓ Net Income*	Net Income of $378.3 million on a U.S. GAAP basis and $415.8 million on an Adjusted basis.
✓ EPS*	EPS of $9.08 on a U.S. GAAP basis and $9.42 on an Adjusted basis.
✓ Operating Margin*	Operating Margin of 17.7% on a U.S. GAAP basis and 18.6% on an Adjusted basis.

*	Adjusted Net Revenues, Adjusted Net Income, Adjusted EPS, and Adjusted Operating Margin are non-GAAP measures. See Annex A for further information and a reconciliation to U.S. GAAP amounts.

Below is a summary of the specific unique factors identified by the Compensation Committee for each NEO.

Mr. Altman. Mr. Altman was awarded a discretionary annual incentive award with a value of $8.5 million for 2024. In determining this amount, the Compensation Committee considered the overall performance of the Company, while recognizing his continued leadership in serving clients, his leadership and highly valued input in the direction of the Company and his contributions to pursuing and securing new business opportunities. Mr. Altman played a key role on our work with many of our largest and most strategically important advisory and capital markets clients. Mr. Altman remains a visible spokesman for

Evercore, in public media, client meetings, and within the firm. He also contributed to the recruitment and promotion of a strong class of SMDs and retention of key employees within the firm and was an exemplar of the firm’s culture and Core Values.

Mr. Weinberg. Mr. Weinberg was awarded a discretionary annual incentive award with a value of $12.25 million for 2024. In determining this amount, the Compensation Committee considered Mr. Weinberg’s responsibility for the management of the business and setting and achieving objectives relating to Evercore’s most important strategic matters, recruitment and retention, cost management, and pursuing meaningful growth opportunities. Mr. Weinberg continued to create and deliver value for our shareholders in 2024, achieving the strong financial results described herein while remaining focused on upholding our Core Values and maintaining and strengthening our culture and community. In particular, the Compensation Committee considered Mr. Weinberg’s commercial leadership and leadership in recruiting experienced talent to the Company and expansion of the firm’s coverage both by sector and geography. Mr. Weinberg was also instrumental in retaining key personnel and developing talent from within Evercore, with 11 Investment Banking Managing Directors promoted to SMD at the beginning of 2025. In addition, Mr. Weinberg was also actively involved in service to a number of clients.

Mr. Hyman. On February 10, 2025, Mr. Hyman notified the Company of his decision to transition to a non-executive officer role within the Company, where he will continue to support the Evercore ISI business. Mr. Hyman was not awarded a discretionary annual incentive award for 2024. In reaching this determination, the Compensation Committee considered Mr. Hyman’s request not to receive a discretionary annual incentive award, notwithstanding his continued performance as the top-ranked macroeconomic analyst, his significant continuing work with clients, and his contribution to the leadership of Evercore ISI as its Chairman.

Mr. LaLonde. Mr. LaLonde was awarded a discretionary annual incentive award with a value of $6.65 million for 2024. In considering the amount of Mr. LaLonde’s annual incentive award, the Compensation Committee considered Mr. LaLonde’s responsibility for the Company’s financial, tax, internal audit, corporate strategy (with our CEO and business leaders), information technology, investor relations, real estate and facilities functions. Mr. LaLonde effectively oversaw the Company’s financial reporting processes and enhanced our investor relations efforts and connectivity with our shareholders. He played a critical role in many of the firm’s strategic initiatives, management of the Company’s liquidity and capital structure, compensation strategy, headcount and cost management, and the advancement of our technology initiatives and strategy. Together with Mr. Klurfeld, Mr. LaLonde was responsible for managing the Company’s operational and reputational risks, including the committee processes, new business selection and conflict management. Mr. LaLonde effectively managed the Finance, Technology and Facilities team globally, recruiting, promoting and retaining top talent.

Mr. Klurfeld. Mr. Klurfeld was awarded a discretionary annual incentive award with a value of $4.50 million for 2024. In determining this amount, the Compensation Committee took into account his significant contributions to the Company. In 2024, Mr. Klurfeld was responsible for implementing and enhancing global compliance policies and managing the Company’s timely response to evolving regulations and regulatory inquiries. He also played a critical role in many of the Company’s strategic initiatives, including the firm’s recruiting initiatives and the expansion of our business into new geographic regions. Mr. Klurfeld was responsible for corporate governance matters, and is the Company’s primary liaison to the corporate governance representatives at our lead shareholders and investors. Together with Mr. LaLonde, Mr. Klurfeld was responsible for managing the firm’s operational and reputational risks, including the committee processes, new business selection and conflict management. He effectively managed the global legal and compliance teams.

2024 NEO Annual Compensation and Incentives

The following table is presented to show how the Compensation Committee viewed annual compensation and incentive awards for our NEOs for their 2024 performance, and includes base salary as well as year-end cash and equity incentive awards for 2024 performance, paid or granted in February 2025. This table differs substantially from the Summary Compensation Table on page 47 and is not a substitute for that table. The Summary Compensation Table provides compensation information as required by SEC regulations, and therefore reflects for 2024 the grant date fair value of equity awards granted during the 2024 calendar year (that is, those awards granted in February 2024 for 2023 performance), while not including the equity awards granted in February 2025 for 2024 performance. The Summary Compensation Table also includes the portion of Mr. Klurfeld’s deferred cash award that was earned in 2024, 2023 and 2022 but was initially granted in 2018, as well as the portion of Mr. LaLonde’s deferred cash awards that was earned in 2024 and 2023 but was initially granted prior to his becoming CFO, each of which the Compensation Committee does not view as part of annual compensation and incentive awards as discussed above.

NEOs	Salary ($)	Incentive Awards		Total Compensation ($)
		Cash ($)	RSUs(1) ($)

Roger C. Altman Founder and Senior Chairman

2024	500,000	4,250,000	4,250,000	9,000,000
2023	500,000	3,500,000	3,500,000	7,500,000
2022	500,000	3,750,000	3,750,000	8,000,000

John S. Weinberg Chairman of the Board and CEO

2024	500,000	6,125,000	6,125,000	12,750,000
2023	500,000	3,125,000	3,125,000	6,750,000
2022	500,000	3,250,000	3,250,000	7,000,000

Tim LaLonde CFO

2024	500,000	3,325,000	3,325,000	7,150,000

2023	500,000	3,000,000	3,000,000	6,500,000

Edward S. Hyman Chairman of Evercore ISI and Vice Chairman of Evercore

2024	400,000	—	—	400,000
2023	400,000	1,950,000	1,950,000	4,300,000
2022	400,000	2,050,000	2,050,000	4,500,000

Jason Klurfeld General Counsel

2024	500,000	2,250,000	2,250,000	5,000,000
2023	500,000	1,875,000	1,875,000	4,250,000
2022	500,000	1,875,000	1,875,000	4,250,000

(1)

RSUs vest in equal installments over four years, subject to early vesting conditions. The number of RSUs granted to each NEO for 2024 performance was determined by dividing the dollar value of the RSU allocation by the simple average of the high and low average share price during each day of the 10-trading-day period from February 6, 2025 through February 20, 2025 ($270.51). The grant date fair value of the RSUs granted in February 2025 in respect of 2024 performance will, in accordance with SEC rules, be reflected as Stock Awards for 2025 in next year’s Summary Compensation Table and Grants of Plan-Based Awards table.

Process for Compensation Decisions

Role of the Compensation Committee

Our Compensation Committee is responsible for implementing and administering all aspects of our compensation, incentive and benefit plans and programs for our NEOs. In establishing compensation and incentive awards for our NEOs, the Compensation Committee takes into account the fact that we generally do not provide significant retirement or similar benefits to our NEOs. The Compensation Committee also takes into account other economic relationships between the individual and us, including equity ownership.

Messrs. Altman and Weinberg each participated in discussions with the Compensation Committee and made recommendations to the Committee regarding compensation of senior employees (except as to their own compensation), but they do not vote or otherwise participate in the Compensation Committee’s ultimate determinations. Our Board believes that it is wise and prudent to have Messrs. Altman and Weinberg participate in these discussions because they possess unique insight regarding the day-to-day performance of our executives.

In connection with making 2024 NEO compensation and incentive award determinations, the Compensation Committee reviewed compensation and incentives to be awarded to certain other employees to assess internal balance and consistency in compensation levels, including: (a) for Mr. Weinberg, the incentive award amounts payable to other NEOs, (b) for Messrs. Altman, Hyman and Weinberg, the incentive award amounts payable to other SMDs devoted to generating revenue through existing or new client relationships and (c) for Messrs. Klurfeld and LaLonde the incentive award amounts payable to SMDs who did not have client revenue-generating responsibilities. The Compensation Committee, however, did not fix internal pay ratios at any specified levels.

For 2024, the Compensation Committee also reviewed the performance and NEO compensation data from certain financial institutions. While many of the companies included in such data may be described as financial services companies where human capital is of critical importance, Evercore competes with only a small subset of these companies for employees and clients. The companies included in the peer group considered by the Compensation Committee include Bank of America, Citigroup, Goldman Sachs, Houlihan Lokey, JPMorgan Chase, Lazard, Moelis & Company, Perella Weinberg Partners, Morgan Stanley, PJT Partners, Jefferies, Piper Sandler, Raymond James and Stifel. The Compensation Committee has not set any specific metrics or targets relative to these competitors or any of the other companies comprising our compensation peer group.

Assessment of Risk

Our compensation and incentive programs are designed to discourage excessive risk-taking. The base salary component of compensation does not encourage risk-taking because it is a fixed amount. In addition, there are several other factors associated with our equity ownership, incentive award programs and CEO compensation and incentive awards that discourage inappropriate or excessive risk-taking:

•

While incentive compensation awarded to our Investment Banking business SMDs is generally determined with reference to Company financial performance and their individual performance, many of our SMDs hold equity stakes far in excess of annual incentive awards, which broadly aligns their economic interests with shareholders’ interests. Our Compensation Committee formalized our practice of encouraging equity retention by SMDs through the adoption of equity ownership guidelines applicable to all SMDs. See “—Linkage of Management and Shareholder Interests—Equity Ownership Guidelines” below (on page 44) for a description of these guidelines;

•	Incentive compensation is based on an overall review of a variety of factors, which removes incentives that an executive may have to incur risks in order to achieve specific benchmark metrics;

•	A substantial portion of most incentive compensation is paid in equity and, in general, the portion paid in equity increases with the seniority of the recipient and the size of the bonus;

•	Our RSUs, including those awarded as part of our annual incentive compensation program, generally vest over four years, which encourages an appropriately long-term focus;

•	Members of the Compensation Committee apply discretion in the establishment of the size of our incentive award pool, the percentage split between cash and equity and the terms of our equity awards;

•
Many of our senior investment management employees (none of whom are NEOs) have interests in their individual business units and thus are directly exposed to the risks inherent in their own decision making; and

•
We believe that RSUs are an appropriate form of deferred equity compensation because, unlike other forms of equity awards, such as options, they encourage the holder to think like a shareholder from the date of grant, including, for example, by being exposed to downside risk from stock price drops.

Insider Trading Policy
Since we went public in 2006, we have had an insider trading policy which, among other things, prohibits all employees and related persons and entities from hedging the economic risk of their company stock ownership and from trading in securities of the Company while in possession of material, nonpublic information in violation of applicable securities laws.
Clawback Policy
The Company has adopted a clawback policy in accordance with the listing requirement of the NYSE to provide for the recovery or “clawback” of certain erroneously awarded incentive-based compensation in the event that the Company is required to prepare an accounting restatement. The policy was made effective December 1, 2023 and applies to incentive-based compensation received by current and former executive officers of the Company during the three fiscal years preceding an accounting restatement and after the effective date of the NYSE listing requirement, October 2, 2023. The Company also continues to maintain an additional clawback policy, which provides for the recapture of incentive awards provided to SMDs in the event of certain types of misconduct by that SMD or a restatement of the financial results of the Company due to material noncompliance with financial reporting requirements.
Linkage of Management and Shareholder Interests—Equity Ownership Guidelines
Our formal equity ownership guidelines are applicable to all SMDs. The goal of these guidelines is to formalize our practice of encouraging executive officers to have a meaningful amount of Evercore equity at risk. In particular, we focused on developing a simple method of calculating required thresholds and concluded that adopting an ownership amount based on a number of shares rather than dollar value would be most effective. The equity ownership guidelines count Class A common stock, Evercore LP limited partnership units and vested and unvested RSUs as shares or share equivalents.

Title/Position	Required Amount of Equity at Risk

Chairman of the Board/CEO and Senior Chairman	200,000 shares or share equivalents

All other SMDs (including other Executive Officers)	Lesser of (i) 40,000 shares or share equivalents or (ii) 50% of the number of RSUs granted as part of annual bonuses over last four years (1)

(1)
Includes the period prior to their becoming an SMD, if applicable. By way of example, if over four years an SMD was granted at least 200,000 RSUs as part of annual bonuses, the required amount of equity at risk is 40,000 shares.

Policy Related to Timing of Grant of Certain Equity Awards
We historically have not granted, and currently have no plans to grant, stock option awards and, consequently, we do not have a policy with respect to the timing of stock option awards relative to the disclosure of material non-public
information.
Tax and Accounting Considerations
The Compensation Committee considers certain tax implications when designing our executive compensation program. The Compensation Committee believes that there are circumstances where the provision of compensation that is not fully tax deductible may be more consistent with our compensation philosophy and objectives and/or may be in our best interests and those of our shareholders. The Compensation Committee believes that retaining the ability to exercise discretion and the flexibility to attract, retain and motivate executives with a compensation program that aligns with our long-term business objectives, in many circumstances, outweighs the advantages of qualifying all compensation as deductible, or causing all compensation expenses to be accounted for in a particular fashion.
Section 162(m) of the Code denies a publicly held corporation a federal income tax deduction for compensation in excess of $1 million per year per person paid to its “covered employees,” subject to certain exceptions (including for certain arrangements in place as of November 2, 2017). In addition, the deductibility limit may also apply to any compensation paid by Evercore LP to Evercore’s covered employees, but only to the extent of Evercore’s allocable share of the otherwise deductible compensation paid by Evercore LP. Thus, if Evercore LP pays any compensation to Evercore’s covered employees, Evercore may be required to aggregate its allocable share of Evercore LP’s deduction for compensation paid to such covered employees with the deduction for compensation paid by Evercore when applying the deductible limit and if such limit is exceeded, Evercore would lose the excess deduction. The Compensation Committee continues to evaluate the impact of Section 162(m), including proposed changes to Section 162(m), and retains the ability to award compensation that is not fully tax deductible, or to revise our compensation programs in order to achieve tax efficiencies, in its discretion, in order to provide compensation consistent with our compensation philosophy and objectives.
2024 Say on Pay Vote
Historically, our shareholders have supported our overall executive compensation program. Our executive compensation program has not changed in any material way since last year, when our shareholders supported our Say on Pay proposal at approximately the 93% level. We believe this overwhelming support is due to the Company’s consistently strong business performance, a close alignment between performance and pay, our extensive shareholder engagement process and disclosure regarding our executive compensation program.
Shareholder Engagement and Feedback
As we have done in the past, in 2024 we engaged in extensive shareholder outreach. In our meetings and other engagement with shareholders, we primarily discussed feedback on our executive compensation program, financial performance, corporate governance initiatives, use of equity compensation, sustainability and other matters. The feedback we received from our shareholders included the following, which informed Board actions throughout the course of the year:

✓	Support for our commitment to shareholder engagement , our willingness to provide pertinent information to our shareholders, and our response to feedback.

✓	Understanding of the costs and benefits of investing in talent , especially at the most senior levels of revenue producing professionals, in our human capital intensive business.

✓	Support of our continued focus on alignment of pay and performance.

✓

Appreciation of our broad-based equity compensation program coupled with share repurchases and other anti-dilutive actions, together with an understanding of the benefits of using equity compensation to attract and retain talent and the alignment of interests between our shareholders and employees.

✓	Appreciation of our commitment to manage the dilutive impact of equity grants to employees and achieve our capital return objectives.

✓	Recognition of our consistent performance and demonstrated commitment to creating shareholder value over the long term.

✓	Appreciation of how our core values inform our business strategy and culture, including support of our employee development programs and community involvement.

During our shareholder outreach in 2024, our shareholders were interested in, among other things, discussing our broad-based equity compensation program and understanding the purpose and mechanics of our anti-dilutive actions, including our share repurchase program. In particular, our shareholders were focused on the rationale for our use of equity compensation, as opposed to cash compensation, and why our program and circumstances differ from that of many other similarly sized publicly traded financial services companies. Our shareholders were also interested in discussing the alignment of pay and performance for 2023, and understanding more about the Board’s approach to evaluating Board composition.

Executive Compensation Tables

2024 Summary Compensation Table

Name and Principal Position	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Roger C. Altman
Founder and Senior Chairman
2024	500,000	4,250,000	3,630,126	—	—	8,380,126
2023	500,000	3,500,000	3,854,506	—	—	7,854,506
2022	500,000	3,750,000	4,686,683	—	—	8,936,683
John S. Weinberg
Chairman of the Board and CEO
2024	500,000	6,125,000	3,241,138	—	—	9,866,138
2023	500,000	3,125,000	3,340,491	6,000,000	—	12,965,491
2022	500,000	3,250,000	5,426,726	6,000,000	—	15,176,726
Tim LaLonde
CFO(5)
2024	500,000	4,270,741	3,111,536	—	—	7,882,277
2023	500,000	3,812,885	2,505,470	—	—	6,818,355
Edward S. Hyman
Chairman of Evercore ISI and Vice Chairman of Evercore
2024	400,000	—	2,022,444	—	—	2,422,444
2023	400,000	1,950,000	2,107,206	—	—	4,457,206
2022	400,000	2,050,000	2,022,656	—	—	4,472,656
Jason Klurfeld
General Counsel(6)
2024	500,000	2,460,000	1,944,756	—	—	4,904,756
2023	500,000	2,085,000	1,927,253	—	—	4,512,253
2022	500,000	2,129,217	1,480,085	—	—	4,109,302

(1)

The amounts reflected in the Bonus column represent the cash distributions paid in respect of the Class L Interests issued to our NEOs in 2024, 2023 and 2022, except for Mr. LaLonde, for whom the amount for 2023 represents the cash portion of the bonus paid to him in respect of his service for such years, and Mr. Klurfeld as described in footnote 6.

(2)

The amounts reflected in the Stock Awards column represent the grant date fair value of the equity awards made during the identified fiscal year, as computed in accordance with FASB ASC Topic 718. Equity awards for 2024 performance were granted in 2025 and, therefore, in accordance with SEC rules, are not shown here but are described above in the table titled “2024 NEO Annual Compensation and Incentives” on page 42. The amounts shown in this column for 2024 reflect the grant date fair value of equity awards granted in 2024 for 2023 performance.

(3)

As described below, the amount reflected in the Non-Equity Incentive Plan Compensation column for Mr. Weinberg for 2023 and 2022 reflects a long-term sign-on compensation arrangement agreed in 2016 with Mr. Weinberg, that vested on each of March 1, 2023 and March 1, 2022.

(4)

The incremental costs of perquisites and other personal benefits to each NEO were less than $10,000, and therefore information regarding perquisites and other personal benefits has not been included. Each of our NEOs also received accrued cash dividends on such awards. Consistent with SEC rules, the value of these dividend equivalents has not been included in this table because the right to receive future dividends was factored into the grant date fair value of the initial awards under FASB ASC Topic 718. See “—Outstanding Equity Awards at 2024 Fiscal Year-End”, which information includes dividend equivalent awards held by our NEOs.

(5)

The amount reflected as Bonus for Mr. LaLonde includes the cash portion of the bonus earned by Mr. LaLonde in 2023 ($3,000,000) and 2024 ($3,325,000), and the amount of Mr. LaLonde’s deferred cash that vested in 2023 ($812,885) and 2024 ($945,741).

(6)

The amount reflected as Bonus for Mr. Klurfeld includes the cash portion of the bonus earned by Mr. Klurfeld in 2022 ($1,875,000), 2023 ($1,875,000) and 2024 ($2,250,000) and the amount of Mr. Klurfeld’s deferred cash that vested in 2022 ($254,217), 2023 ($210,000) and 2024 ($210,000).

Grants of Plan-Based Awards in 2024

Name	Grant Date	Estimated Future Payments under Non-Equity Incentive Plan Awards			Estimated Future Payments under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards(1) ($)
		Threshold ($)	Target (#)	Maximum (#)	Threshold ($)	Target (#)	Maximum (#)
Roger C. Altman	2/14/2024	—	—	—	—	—	—	19,859	3,630,126
John S. Weinberg	2/14/2024	—	—	—	—	—	—	17,731	3,241,138
Tim LaLonde	2/14/2024	—	—	—	—	—	—	17,022	3,111,536
Edward S. Hyman	2/14/2024	—	—	—	—	—	—	11,064	2,022,444
Jason Klurfeld	2/14/2024	—	—	—	—	—	—	10,639	1,944,756

(1)	Represents the grant date fair value of the awards, as computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2024 Fiscal Year-End

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(7) ($)
Roger C. Altman	67,625 (2)	18,744,974
John S. Weinberg	66,653 (3)	18,475,545
Tim LaLonde	139,813 (4)	38,754,765
Edward S. Hyman	34,779 (5)	9,640,391
Jason Klurfeld	32,007 (6)	8,872,020

(1)

All RSUs are subject to accelerated vesting upon a change in control, qualifying retirement, the executive’s death or the executive’s disability. See “—Employment Agreements and Awards—Evercore Annual Equity Awards” below for a further discussion on the terms of the RSUs.

(2)	29,298 of Mr. Altman’s RSUs vested on February 4, 2025; 21,312 vest on February 4, 2026; 12,050 vest on February 4, 2027; and 4,965 vest on February 4, 2028.

(3)	30,349 of Mr. Weinberg’s RSUs vested on February 4, 2025; 21,298 RSUs vest on February 4, 2026; 10,573 RSUs vest on February 4, 2027; and 4,433 on February 4, 2028.

(4)

14,642 of Mr. LaLonde’s RSU vested on February 4, 2025; 12,054 of Mr. LaLonde’s RSUs vest on February 4, 2026; 8,861 of Mr. LaLonde’s RSUs vest on February 4, 2027; and 4,256 of Mr. LaLonde’s RSUs vest on February 4, 2027. Mr. LaLonde also holds 100,000 Class K-P units, which were granted to him as a long-term award in December 2021, that vest and convert into a number of Class K units based on achievement of cumulative net revenue-based performance metrics applicable for the Investment Banking business for a 2021-2025 performance period, subject to, among other conditions, Mr. LaLonde’s continuous employment through the end of the performance period (or earlier, upon a qualifying termination of Mr. LaLonde’s employment or in the event of a change in control).

(5)	14,737 of Mr. Hyman’s RSUs vested on February 4, 2025; 10,637 RSUs vest on February 4, 2026; 6,639 RSUs vest on February 4, 2027; and 2,766 RSUs vest on February 4, 2028.

(6)

10,990 of Mr. Klurfeld’s RSUs vested on February 4, 2025; 731 RSUs vested on February 13, 2025; 9,128 RSUs vest on February 4, 2026; 731 RSUs vest on February 13, 2026; 6,202 RSUs vest on February 4, 2027; 782 RSUs vest on February 13, 2027; 2,660 RSUs vest on February 4, 2028; and 783 RSUs vest on February 13, 2028.

(7)	The market value is based upon the closing price of our Class A common stock on December 31, 2024 ($277.19).

Options Exercised and Stock Vested in 2024

Although we have had the authority to issue stock options since our IPO, we have not done so. Accordingly, the table below is with respect to the vesting of RSUs and other stock-based awards.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Roger C. Altman	34,559	$6,097,763
John S. Weinberg	33,782	$5,960,665
Tim LaLonde	14,381	$2,537,456
Edward S. Hyman	17,119	$3,020,562
Jason Klurfeld	11,108	$1,962,627

(1)

The value of the awards is based on the average of the high and low trading price of the Class A common stock on the vesting date (or if such date was not a trading day, on the trading day immediately preceding the vesting date).

Nonqualified Deferred Compensation for 2024

Generally, we provide SMDs (other than our NEOs) an election to receive a portion of their deferred incentive compensation in the form of deferred cash rather than RSUs, which have a similar four-year vesting schedule to RSUs. Deferred cash is credited under this arrangement when annual bonuses are declared (generally, in February of the year following the year to which the bonus relates). Pending distribution, these deferred cash amounts are notionally invested in one or more registered mutual funds or fixed income options selected by the executive from a list of funds established by us. For more information, please see the information described in Note 18 to our consolidated financial statements in our Form 10-K for the year ended December 31, 2024. There were no deferred cash awards granted to any NEOs for 2024 performance.

Potential Payments upon Termination of Employment or Change in Control

The following table describes the potential incremental payments and benefits to which our NEOs would be entitled upon termination of employment or a change in control. All calculations in this table are based on an assumed termination date of December 31, 2024 and the completion of a full fiscal year, and all defined terms are as defined in the respective employment agreements of each NEO, which are summarized below under “—Employment Agreements and Awards.”

The amounts shown in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as continuation of health care benefits through the end of the month of the termination of employment. While our NEOs’ rights in respect of RSUs granted in connection with bonuses and deferred cash awards are subject to continued vesting upon a qualifying retirement, as described above, none of our NEOs have satisfied the advance notice required for such qualifying retirement as of December 31, 2024. Accordingly, none of our NEOs would have been eligible for this benefit as of December 31, 2024 and this benefit is therefore not illustrated in the table below for those awards.

Name	Lump Sum Cash Severance Payment ($)		2024 Fiscal Year Bonuses ($)		Continuation of Medical Benefits ($)		Accelerated Vesting of Equity Awards ($)		Accelerated Vesting of Cash Awards ($)		Other ($)		Total ($)

	(dollars in thousands, except share data)
Roger C. Altman
Termination due to death or disability	—		8,500	(1)	—		18,745	(2)	—		—		27,245
Termination by us without “cause” or by the executive for “good reason” or if we elect not to extend term (“Qualifying Terminations”)	15,833	(3)	8,500	(1)	12	(4)	18,745	(2)	—		—		43,090
Qualifying Termination within six months prior to or anytime following a change in control	23,500	(5)	8,500	(1)	18	(6)	18,745	(2)	—		19,874	(7)	70,637
Change in control (regardless of whether executive’s employment terminates)	—		—		—		18,745	(2)	—		—		18,745	(2)
John S. Weinberg
Change in control (regardless of whether executive’s employment terminates), termination due to death, disability, termination by us without “cause” or resignation for “good reason”	—		—		—		18,476	(8)	—		—		18,476
Tim LaLonde
Change in control (regardless of whether executive’s employment terminates), termination due to death or disability, or termination by us without cause	—		—		—		38,755	(9)	1,604	(10)	—		40,359
Edward S. Hyman
Change in control (regardless of whether executive’s employment terminates), termination due to death or disability, or termination by us without cause	—		—		—		9,640	(11)	—		—		9,640
Jason Klurfeld
Change in control (regardless of whether executive’s employment terminates), termination due to death or disability, or termination by us without cause	—		—		—		8,872	(12)	870	(13)	—		9,742

(1)

This amount consists of Mr. Altman’s annual bonus for the 2024 fiscal year; Mr. Altman would otherwise be required to remain employed through the bonus payment date in order to receive these amounts. Note that approximately 50% of the annual bonus payable to Mr. Altman would have been paid in the form of restricted securities, subject to time-based vesting over a period of up to four years, but we have assumed for illustrative purposes only that when paid in connection with a severance event, Mr. Altman would have been paid the entire annual bonus in cash with no grants of equity securities subject to vesting.

(2)	This amount represents the value of 67,625 otherwise unvested RSUs based on the closing price of our Class A common stock on December 31, 2024 ($277.19).

(3)

This amount is equal to two times the greater of: (i) the sum of (A) Mr. Altman’s base salary and (B) Mr. Altman’s average annual bonus for the three most recently completed fiscal years; or (ii) the average of the aggregate amount of cash compensation payable to our three most highly paid executive officers in the fiscal year preceding the year of termination.

(4)	This amount represents the estimated present value of the employer-paid portion of premium payments for 24 months of medical, dental and vision insurance coverage.

(5)

This amount is equal to three times the greater of: (i) the sum of (A) Mr. Altman’s base salary and (B) Mr. Altman’s average annual bonus for the three most recently completed fiscal years; or (ii) the average of the aggregate amount of cash compensation payable to our three most highly paid executive officers in the fiscal year preceding the year of termination.

(6)	This amount represents the estimated present value of the employer-paid portion of premium payments for 36 months of medical, dental and vision insurance coverage.

(7)

If payments or benefits provided to Mr. Altman in connection with a change in control result in an “excess parachute payment” excise tax being imposed on Mr. Altman, he is entitled to a gross-up payment equal to the amount of the excise tax, as well as the excise tax and income tax on the gross-up payment. This amount represents the estimated gross-up payment that would be made to Mr. Altman in the event his employment is terminated by us without “cause” or by Mr. Altman for “good reason” on December 31, 2024, within six months prior to or anytime following a change in control. The actual amount of a gross-up payment, if any, will depend on the facts in existence at the time of any change in control and/or employment termination.

(8)	This amount represents the value of 66,653 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2024 ($277.19).

(9)

This amount represents the value of 39,813 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2024 ($277.19), and $27,719,000, representing Mr. LaLonde’s Class K-P units, based on the closing price of our Class A common stock on December 29, 2024 ($277.19), and estimated for purposes of this table based on target performance.

(10)	This amount represents the value of the otherwise unvested deferred cash awards on December 31, 2023.

(11)	This amount represents the value of 34,779 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2024 ($277.19).

(12)	This amount represents the value of 32,007 otherwise unvested RSUs, based on the closing price of our Class A common stock on December 31, 2024 ($277.19).

(13)	This amount represents the value of the otherwise unvested deferred cash awards on December 31, 2024.

Employment Agreements and Awards

Our Rationale for Agreements that Provide for Payments to Executives upon the Occurrence of Specified Events

The employment agreements we entered into with some of our NEOs provide for severance payments. In addition, some of those agreements provide for additional payments in connection with a change in control or a termination that occurs after a change in control (including, for Mr. Altman, a payment to compensate him for excise taxes that could arise in such circumstances). In December 2019, we confirmed our agreement to pay each of our NEOs their current base salaries during their employment with the Company.

We believe that these severance and change in control arrangements mitigate some of the risk that exists for executives working in a public company, while also appropriately balancing incentives and providing certainty to our executives, and, for Mr. Altman, will make him whole in the case of any potential tax penalty in connection with a change of control. In addition, due to the fact that there has historically been significant acquisition activity in the financial services industry, there is a possibility that we could be acquired in the future. Accordingly, we believe that severance and change in control arrangements are necessary to enable key executives to evaluate objectively the benefits to our shareholders of a proposed transaction, notwithstanding its potential effects on their own job security.

Employment Agreement with Mr. Altman

Pursuant to the terms of Mr. Altman’s employment agreement, Mr. Altman will have automatic, successive one-year extensions of his employment expiring on August 10 of the relevant year, unless either party gives the other 60 days’ prior notice that the term will not be extended.

Mr. Altman’s employment agreement provides for an annual base salary of $500,000, and an annual bonus as determined in the discretion of the Compensation Committee. According to Mr. Altman’s employment agreement, up to 50% of the annual bonus payable to him may be payable in the form of our restricted securities, with such restricted securities vesting in four equal annual installments (or at such faster rate and subject to acceleration upon certain specified events as may be applicable to restricted securities issued in the same fiscal year to our other SMDs).

Pursuant to his employment agreement, if Mr. Altman’s employment terminates prior to the expiration of the term due to his death or disability, he would be entitled to receive (1) any base salary earned but unpaid through the date of termination; (2) reimbursement for any unreimbursed business expenses properly incurred by him; (3) such employee benefits, if any, to which he may be entitled under our employee benefit plans (the payments and benefits described in (1) through (3) are referred to as the “accrued rights”); (4) lump sum payments equal to his earned but unpaid annual bonus, if any, payable in respect of the fiscal year immediately preceding the fiscal year in which the termination occurs, to be paid when such bonus would have otherwise been payable had his employment not terminated; and (5) a pro-rated portion of the annual bonus, calculated based on the number of months (and any fraction thereof) he is employed during the fiscal year in which a termination of employment occurs and in respect of which such bonus is payable, relative to 12 months.

If Mr. Altman’s employment is terminated prior to the expiration of the term (or such extension thereof) by us without “cause” (as defined below) or by him for “good reason” (as defined below) or if we elect not to extend the term (each a “qualifying termination”), he would be entitled, subject to his compliance with specified restrictive covenants, to (A) a lump sum payment equal to two times (three times in the case of a qualifying termination that occurs on or following our “change in control” (as defined in the employment agreement)) the greater of (x) the sum of (1) his annual base salary and (2) his average annual bonus for the three most recently completed fiscal years and (y) the average of the aggregate amount of cash compensation payable to our three most highly paid executives in the most recently completed fiscal year; (B) any “accrued rights” (as defined above); (C) lump sum payments equal to Mr. Altman’s earned but unpaid annual bonus, if any, payable in respect of the fiscal year immediately preceding the fiscal year in which the termination occurs, to be paid when such bonuses would have otherwise been payable had Mr. Altman’s employment not terminated; and (D) a pro-rated portion of the annual bonus, calculated based on the number of months (and any fraction thereof) Mr. Altman is employed during the fiscal year in which a termination of employment occurs and in respect of which such bonus is payable, relative to 12 months. Mr. Altman would also be entitled to receive continued coverage for himself and his spouse and dependents under our medical plans for two years (three years in the case of a qualifying termination that occurs on or following a change in control), subject to payment by him of the same premiums he would have paid during such period of coverage if he were an active employee. Any termination by us without cause within six months prior to the occurrence of a change in control would be deemed to be a termination of employment on the date of such change in control. The severance benefits payable to Mr. Altman are conditioned on his continued compliance with specified confidentiality, non-solicitation and proprietary information covenants following his termination of employment with us. For purposes of Mr. Altman’s employment agreement, “cause” means the occurrence of: (1) Mr. Altman’s breach of a material obligation under the governing documents of our entities, (2) Mr. Altman’s conviction of, or plea of guilty or nolo contendere in respect of, any felony, (3) Mr. Altman’s perpetration of a fraud against us, (4) Mr. Altman’s willful and continued failure to perform his duties to us or (5) any willful misconduct by Mr. Altman which could reasonably have an adverse effect on his ability to function as our employee or on our business or reputation. For purposes of Mr. Altman’s employment agreement, “good reason” means: (1) our failure to pay Mr. Altman’s base salary and annual bonus (if such amounts become payable to Mr. Altman), (2) any diminution in Mr. Altman’s title or authority with us, (3) our failure to provide Mr. Altman with the employee benefits or perquisites provided for in the employment agreement, or (4) the failure to re-elect him as a member of the Board.

In the event of a termination of Mr. Altman’s employment which is not a qualifying termination or a termination due to his death or disability (including if Mr. Altman resigns without good reason), Mr. Altman would be entitled to receive any “accrued rights” (as defined above).

Mr. Altman has also entered into confidentiality, non-solicitation and proprietary information agreements with us. Pursuant to these agreements, he is subject to a covenant not to (1) compete with us while employed and for 24 months following his termination of employment for any reason or (2) solicit our employees, consultants and certain actual and prospective clients while employed and for 12 months following his termination of employment for any reason, in each case, subject to certain specified exclusions.

If a dispute arises out of the employment agreement with Mr. Altman, we would pay his reasonable legal fees and expenses incurred in connection with such dispute if he prevails on substantially all issues in dispute.

In addition, if payments or benefits provided to Mr. Altman under an employment agreement or any other plan or agreement in connection with a change in control result in an “excess parachute payment” excise tax being imposed on him, he would be entitled to a gross-up payment equal to the amount of the excise tax, as well as the excise tax and income tax on the gross-up payment.

Employment Agreement with Mr. Weinberg

We entered into an employment agreement with Mr. Weinberg, the initial term of which expired on March 1, 2023. Mr. Weinberg continues to be employed by us as an at-will employee, subject to certain rights which survive the expiration of the initial term.

Pursuant to his employment agreement, Mr. Weinberg received an initial sign-on restricted cash award with a target payment amount of $35 million, of which $11 million vested on March 1, 2019, $6 million vested on each of March 1, 2020, March 1, 2021, March 1, 2022, and March 1, 2023, subject to Mr. Weinberg’s continued employment through each such vesting date except as noted below. Approximately 75% of the sign-on and replacement awards granted to Mr. Weinberg were intended to replace deferred compensation (a portion of which was variable) from Mr. Weinberg’s former employer that he forfeited as a result of joining Evercore, with the remaining approximately 25% of such awards granted as part of the recruitment of Mr. Weinberg as an inducement to join the Company.

Mr. Weinberg’s employment agreement further provides that if Mr. Weinberg’s employment is terminated by us without “cause,” by Mr. Weinberg for “good reason” or as a result of death or “disability” (each as defined in the employment agreement), then, subject to his execution, delivery and non-revocation of a release of claims with respect to the Company and its affiliates, Mr. Weinberg is entitled to receive, in addition to certain accrued rights, his annual bonus for any completed fiscal year preceding the termination date, provided that the Company may issue up to 50% of such amount in shares of fully vested Class A common stock.

If Mr. Weinberg retires and satisfies the one-year prior written notice requirement associated with retirement eligibility, Mr. Weinberg will be deemed to have satisfied the age and service requirements necessary for full vesting of all deferred compensation and then-unvested equity awards (including equity awards granted to Mr. Weinberg in respect of his annual bonuses, if any), with such deferred compensation and equity awards generally to be paid out or settled, as applicable, in accordance with the original payment or vesting schedule. The right to receive deferred compensation and equity awards following retirement is subject to continued compliance with the restrictive covenants set forth in his restrictive covenant agreement (as described below), regardless of whether the applicable time limits have otherwise expired.

In connection with the employment agreement, Mr. Weinberg also entered into a confidentiality, non-solicitation and proprietary information agreement with the Company. Pursuant to this agreement, Mr. Weinberg is subject to a covenant not to (1) compete with the Company or its affiliates while employed and for 12 months following his termination of employment for any reason or (2) solicit our employees, consultants and certain actual and prospective clients while employed and for 12 months following his termination of employment for any reason, in each case, subject to certain specified exclusions. This agreement also contains a covenant not to disclose confidential information and an assignment of property rights provision.

Employment Agreement with Mr. LaLonde

We entered into an employment agreement with Mr. LaLonde on January 19, 2023. Mr. LaLonde’s employment agreement provides for him to serve as the CFO and Senior Managing Director. The employment agreement provides for annual compensation as follows: (1) an annual base salary in an amount equal to $500,000, (2) an annual incentive bonus for 2023 (and thereafter at the discretion of the Company), payable in 50% cash and 50% RSUs, subject to continued employment through the payment date except as noted below. Pursuant to his employment agreement, Mr. LaLonde’s compensation for 2023 was not to be less than $6.5 million.

The employment agreement further provides that if Mr. LaLonde’s employment is terminated by us without “cause,” by Mr. LaLonde for “good reason” or as a result of death or “disability” (each as defined in the employment agreement), then, subject to his execution, delivery and non-revocation of a release of claims with respect to the Company and its affiliates, Mr. LaLonde would be entitled to receive, in addition to certain accrued rights, (i) any unpaid portion of his 2023 annual incentive bonus; and (ii) to the extent not already vested, full vesting of any RSUs granted in satisfaction of any portion of his 2023 annual incentive bonus.

Mr. LaLonde has also entered into a confidentiality, non-solicitation, non-competition and proprietary information agreement with the Company. Pursuant to this agreement, Mr. LaLonde is subject to a covenant not to (1) compete with us while employed or (2) solicit our employees and consultants for 12 months, and certain actual and prospective clients while employed and for six months, following termination of employment for any reason, in each case, subject to certain specified exclusions.

Partnership Unit Awards to Mr. LaLonde

In addition, on December 12, 2021, the Company, Evercore LP and Mr. LaLonde entered into an incentive subscription agreement pursuant to which Mr. LaLonde subscribed for a one-time grant of 100,000 Class K-P units, which are structured as “profits interests” under applicable tax rules. The Class K-P units will convert into a number of Class K units ranging from 0-200% of the Class K-P unit award based on the achievement of cumulative net revenue-based performance metrics applicable for the Investment Banking business during the 2021-2025 performance period, subject to, among other conditions, satisfaction of a service vesting condition. As of December 31, 2024, the number of Class K units into which the Class K-P units convert is not anticipated to be less than 150% of the Class K-P unit award. The service vesting condition will be satisfied if Mr. LaLonde remains a full-time employee in good standing through December 31, 2025 or, if prior to such date, (i) Mr. LaLonde’s employment with the Company terminates due to death or “disability,” (ii) Mr. LaLonde’s employment is terminated by the Company without “cause,” (iii) the Company undergoes a “change in control” or (iv) the Company materially diminishes Mr. LaLonde’s title, role, responsibilities or reporting line (each such event is as defined in the Partnership Agreement and referred to here as a “qualifying termination”). In the event of a qualifying termination, the number of Class K units will generally be based on actual performance. The Class K-P units are subject to forfeiture in the event of a breach of the terms of Mr. LaLonde’s restrictive covenant agreement.

Agreements with Mr. Hyman

We entered into an employment agreement with Mr. Hyman on August 3, 2014, the initial term of which expired on October 31, 2019. On February 10, 2025, Mr. Hyman notified the Company of his decision to transition to a non- executive officer role within the Company, where he will continue to support the Evercore ISI business. Mr. Hyman continues to be employed by us as an at-will employee.

In connection with his employment agreement, Mr. Hyman also entered into a confidentiality, non-solicitation and proprietary information agreement with us that remains in effect. Pursuant to this agreement, Mr. Hyman is subject to a covenant not to (1) compete with us while employed and, if terminated for any reason other than death, a termination without cause or as a result of a resignation for good reason, for 24 months following his termination of employment (the “Restricted Period”) or (2) solicit our employees, consultants and certain actual and prospective clients during the Restricted Period, in each case, subject to certain specified exclusions.

Agreement with Mr. Klurfeld

Mr. Klurfeld is employed by us as an at-will employee. Mr. Klurfeld entered into a confidentiality, non-solicitation and proprietary information agreement with us that remains in effect. Pursuant to his agreement, Mr. Klurfeld is subject to a covenant not to (1) compete with us while employed or (2) solicit our employees and consultants for 12 months, and certain actual and prospective clients while employed and for six months, following termination of employment for any reason, in each case, subject to certain specified exclusions.

Deferred Cash and Incentive Deferred Cash Awards to Mr. Klurfeld

Generally, we provide SMDs (other than our NEOs) an election to receive a portion of their deferred incentive compensation in the form of deferred cash rather than RSUs, as described above under “Nonqualified Deferred Compensation for 2024.”

In addition, in connection with his appointment as General Counsel, Mr. Klurfeld was granted an incentive deferred cash award in February 2018 in the amount of $1.5 million. The incentive deferred cash award vests as follows, subject to continued service through the applicable vesting date: $210,000 vested on February 13, 2022; $210,000 vested on February 13, 2023; $210,000 vested on February 13, 2024; $210,000 vested on February 13, 2025; $210,000 will vest on February 13, 2026; and $225,000 will vest on each of February 13, 2027 and 2028. Any unvested portion of the incentive deferred cash award will vest in full upon a change in control, Mr. Klurfeld’s death or disability or termination without cause (subject, in the case of death, disability or termination without cause, to execution of a release). Distributions generally occur within two and a half months following the applicable vesting date.

Mr. Klurfeld’s deferred cash was, and incentive deferred cash awards will be, reported in the Summary Compensation Table in the years earned.

Special Equity Award to Mr. Klurfeld

The Company made a one-time grant of 30,000 RSUs to Mr. Klurfeld on March 10, 2025. Subject to Mr. Klurfeld remaining in continuous service with the Company through such date, the RSUs are scheduled to vest on the fourth anniversary of the grant date. In addition, any otherwise unvested RSUs shall become fully vested upon (i) a “change in control” (as defined in the Third Amended Plan), (ii) Mr. Klurfeld’s death or “disability” (as defined in the Third Amended Plan), or (iii) a termination of Mr. Klurfeld’s employment by the Company without cause (as defined below under “Evercore Annual Equity Awards”) or for good reason. For purposes of Mr. Klurfeld’s special award agreement, “good reason” means: (i) the material diminution of his title, position, duties, reporting line to the CEO, authority or responsibilities as in effect from time to time, (ii) any relocation of his primary place of employment to a location more than fifty (50) miles from his primary place of employment, (iii) material breach by the Company of Mr. Klurfeld’s offer letter or employment agreement or other compensatory agreement, or (iv) the reduction of the Mr. Klurfeld’s annual base salary (other than in connection with a Company-wide reduction for similarly situated employees).

Evercore Annual Equity Awards

Our RSUs granted in connection with annual incentive awards vest in substantially equal annual installments over four years, subject to accelerated vesting upon death, disability, change in control, qualifying retirement or termination without cause. When deferred compensation is awarded in the form of RSUs, the RSUs include dividend equivalent rights payable in the form of cash or additional RSUs, at the Company’s election, which will vest and be settled on the same terms as the original RSUs to which they relate.

The RSUs will continue to have the underlying stock distributed (or released from restriction) on the original vesting schedule following a qualifying retirement as long as the recipient complies with his or her non-competition commitments, gives the minimum advanced notice of his or her decision to retire, which is generally six months to one year, and, at the time of retirement, (i) (a) is at least 55 years old and has completed at least five years of continuous service with the Company and (b) his or her age plus years of service exceeds 65 or (ii) is at least 60 years old and has completed at least 10 years of continuous service with the Company. If a qualified retiree violates his or her non-competition commitments at any time before a scheduled release date, the undelivered shares will be forfeited. Because the general vesting period of these awards is four years, this will provide an incentive for qualified retirees to refrain from competition or client solicitation for up to four years.

The vesting of deferred compensation awards is also subject to accelerated vesting upon a termination of the recipient’s service by us without “cause,” subject to his or her execution of a general release of claims against us and our affiliates. For this purpose, “cause” for U.S. partners and employees generally means (1) the employee’s material breach of any restrictive covenants or any of our published policies (including our Code of Business Conduct and Ethics); (2) any act or omission by the employee that causes us or the employee to be subject to discipline under any law, rule or regulation related to our business, or any rule of any exchange or association of which we are a member; (3) the employee’s conviction of, or plea of guilty or no contest to, any felony; (4) the employee’s participation in any fraud or embezzlement; (5) gross negligence or willful misconduct by the employee in the course of employment or the employee’s deliberate and continuous disregard of his or her material duties; or (6) the employee’s commission of any act or making of any statement that impairs, impugns, denigrates, disparages or otherwise negatively reflects on us or our reputation or business interests. For non-U.S. partners and employees, the cause definition is substantively similar. The RSUs are subject to the terms of our clawback policy and our anti-hedging and anti-pledging policies.

Evercore LP Class L Interest Subscription Agreements

In January 2024, the Compensation Committee issued Class L Interests in Evercore LP, to each of the named executive officers pursuant to a subscription agreement. The Class L Interests granted in January 2024 entitled the applicable named executive officers to a discretionary distribution of profits from Evercore LP in the first quarter of 2025, and were subject to a maximum amount equal to a specified percentage of 2024 “adjusted operating income,” as defined in the subscription agreements, which in the case of (i) Messrs. Altman and Weinberg was 2.00%, (ii) Mr. LaLonde was 1.25%, (iii) Mr. Hyman was 1.00%, and (iv) Mr. Klurfeld was 1.00%.

The Class L Interests and any distributions thereon, are subject to the Company’s clawback policies as in effect from time to time and compliance with the restrictive covenant agreements applicable to the named executive officer. In addition, the Class L Interests are cancelled in the event the employment of the named executive officer is terminated for any reason prior to the date of the distribution, and will otherwise be cancelled immediately following the distribution. The Committee anticipates it will cause the issuance of Class L Interests to named executive officers for subsequent years on substantially similar terms.

PAY RATIO

Set forth below is the annual total compensation of our median employee, the annual total compensation of Mr. Weinberg, and the ratio of those values:

•	The 2024 annual total compensation of our median employee was $284,470;

•	The 2024 annual total compensation of our current Chairman of the Board and CEO, Mr. Weinberg, was $9,866,138; and

•	For 2024, the ratio of Mr. Weinberg’s annual total compensation to the annual total compensation of our median employee was 34.7 to 1.

Background

To identify our median employee, we used our entire employee population, excluding Mr. Weinberg, independent contractors and consultants, as of November 1, 2023 and measured compensation based on total pay (including the value of equity awards received in 2023, cash bonus, overtime pay, commissions and pensions) actually received over the period from January 1, 2023 through December 31, 2023. There has been no change in our employee population, our employee compensation arrangements or our median employee’s circumstances that we believe would significantly impact our pay ratio disclosure.

As required by SEC rules, after determining that our median employee (who is located in the U.S.) will be the median employee for purposes of this pay ratio, we calculated 2024 annual total compensation for both our median employee and Mr. Weinberg using the same methodology that we use to determine our named executive officers’ annual total compensation for the Summary Compensation Table.

The pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll, employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt various methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PAY VERSUS PERFORMANCE
Our pay for performance compensation program is designed to reward performance and align the long-term interests of our executives with those of our shareholders. As discussed in more detail in “Compensation Discussion & Analysis,” above, compensation of our executive officers is linked to the performance of Evercore and their individual performance, which motivates our executive leadership to conduct the business in a manner that produces superior results over the long term.
As required by Item 402(v) of
Regulation S-K,
the following disclosure is provided about the relationship between executive compensation and the Company’s performance on select financial metrics. For a description regarding the Company’s compensation program and the factors considered by the Committee in making its compensation decisions, please see “Compensation Discussion & Analysis.”
2024 Performance Measures
For 2024, none of our NEOs were paid pursuant to formulaic or other pre-established
performance targets or personal compensation arrangements. Rather, incentive awards paid to our NEOs were determined in the discretion of the Compensation Committee after taking into account the Company’s performance along with the NEO’s individual contributions, the NEO’s promotion of and adherence to our Core Values, and other factors. In making its determinations, the Compensation Committee considered these factors in a holistic manner (including qualitative factors), without ascribing any specific weight to any single factor or metric. However, as required by the SEC rules, the performance measures identified in the tabular list below are the financial performance measures used by the Compensation Committee to link our NEOs’ 2024 compensation actually paid to performance:

•	Adjusted Net Revenues

•	Adjusted EPS

•	Adjusted Net Income

•	Adjusted Operating Margin
2024 Pay Versus Performance Table

	Summary Compensation Table (SCT) Total(1)		Compensation Actually Paid (CAP)(2)		Average SCT Total for other NEOs(1)	Average CAP for other NEOs(2)(4)	Value of Initial Fixed $100 Investment Based on:
Year	John Weinberg(3)	Ralph Schlosstein	John Weinberg(3)	Ralph Schlosstein			Company TSR	Peer Group TSR(5)	Net Income ($ in millions)	Adjusted Net Revenue ($ in millions)(6)
2024	$9,866,138	N/A	$17,138,320	N/A	$5,897,401	$15,694,583	$417	$174	$378	$3,003
2023	$12,965,491	N/A	$18,668,990	N/A	$4,241,797	$6,784,875	$253	$133	$255	$2,449
2022	$15,176,726	$7,676,726	$5,693,292	$5,502,692	$5,028,826	$3,900,059	$158	$119	$477	$2,786
2021	$16,282,195	$10,282,195	$38,025,295	$12,841,786	$5,443,744	$6,610,145	$192	$133	$740	$3,317
2020	$13,315,103	$7,315,103	$42,672,395	$10,685,288	$4,463,806	$6,267,435	$152	$98	$351	$2,327

(1)
The PEO in the 2024 and 2023 reporting years is John S. Weinberg. The PEOs in the 2022, 2021, and 2020 reporting years are John S. Weinberg and Ralph L. Schlosstein (Mr. Schlosstein stepped down as
Co-Chairman
of the Board and
Co-CEO
effective February 25, 2022). The other NEOs in the 2024 reporting year are Roger C. Altman, Edward S. Hyman, Jason Klurfeld, and Tim LaLonde. The NEOs in the 2023 reporting year are Roger C. Altman, Edward S. Hyman, Jason Klurfeld, Tim LaLonde, Celeste Mellet, and Paul Pensa. The other NEOs in the 2022 reporting year are Roger C. Altman, Edward S. Hyman, Jason Klurfeld, and Celeste Mellet. The other NEOs in the 2021 reporting year are Roger C. Altman, Edward S. Hyman, Jason Klurfeld, Celeste Mellet, and Robert B. Walsh. The other NEOs in the 2020 reporting year are Roger C. Altman, Edward S. Hyman, Jason Klurfeld, and Robert B. Walsh.

(2)
SEC rules require certain
adjustments
be made to Summary Compensation Table
values
to determine Compensation Actually Paid, or CAP. The amounts reported as CAP to our PEOs and Average CAP to
Non-PEO
NEOs were calculated in accordance with Item 402(v) of Regulation
S-K,
as shown in the table below. NEOs do not participate in any defined benefit plan and as such, no adjustment for pension is included in the following table. The following table details adjustments made to calculate CAP.

		Deduction from SCT Total	Additions (Deductions) to SCT Total
Year	SCT Total	Grant Date Fair Value of Equity Awards	Fair Value of Current Year Equity Awards Unvested at FY End	Change in Fair Value of Prior Year Equity Awards Unvested at FY End	Change in Fair Value of Prior Year Equity Awards that Vested in the Year	Change in Fair Value of Prior Year Equity Awards Forfeited in the Year	Dividends on Equity Awards not Otherwise Reflected in Fair Value or Total Compensation	CAP
PEO SCT Total to CAP Reconciliation (Mr. Weinberg)
2024	$9,866,138	$3,241,138	$4,914,856	$5,192,581	$195,260	$0	$210,623	$17,138,320
2023	$12,965,491	$3,340,491	$4,200,817	$3,603,246	$991,815	$0	$248,112	$18,668,990
2022	$15,176,726	$5,426,726	$4,679,314	$(1,463,864)	$(7,708,408)	$0	$436,250	$5,693,292
2021	$16,282,195	$4,282,195	$4,919,129	$18,076,120	$2,089,618	$0	$940,429	$38,025,295
2020	$13,315,103	$2,565,103	$3,449,713	$28,334,454	$(977,793)	$0	$1,116,022	$42,672,395
PEO SCT Total to CAP Reconciliation (Mr. Schlosstein)
2024	N/A	—	—	—	—	—	—	—
2023	N/A	—	—	—	—	—	—	—
2022	$7,676,726	$5,426,726	$4,679,314	$(1,463,864)	$(239,888)	$0	$277,130	$5,502,692
2021	$10,282,195	$4,282,195	$4,919,129	$1,458,980	$220,209	$0	$243,469	$12,841,786
2020	$7,315,103	$2,565,103	$3,449,713	$2,159,351	$106,799	$0	$219,424	$10,685,288
Average Non-PEOs SCT Total to CAP Reconciliation
2024	$5,897,401	$2,677,216	$4,059,725	$8,164,859	$112,177	$0	$137,637	$15,694,583
2023	$4,241,797	$1,816,352	$2,284,145	$2,196,985	$347,395	$(569,052)	$99,958	$6,784,875
2022	$5,028,826	$2,571,521	$2,217,351	$(759,806)	$(154,846)	$0	$140,056	$3,900,059
2021	$5,443,744	$2,264,559	$2,535,885	$689,931	$90,370	$0	$114,774	$6,610,145
2020	$4,463,806	$1,817,682	$2,444,533	$1,008,564	$47,866	$0	$120,346	$6,267,435

(3)
The amounts shown for Mr. Weinberg’s CAP for 2020-2023 include as a component of the SCT Total, the portion of Mr. Weinberg’s initial long-term sign-on
restricted cash award of $35 million that vested during the applicable year. The amounts shown for Mr. Weinberg’s CAP for 2020-2022 include the change in the fair value of Mr. Weinberg’s initial long-term sign-on
equity awards granted in 2016 that were unvested at fiscal year end or vested during the applicable fiscal year. These awards, which were granted in 2016, were not a part of Mr. Weinberg’s discretionary annual bonus in respect of any year of his service and the vast majority were intended to replace deferred compensation from Mr. Weinberg’s previous employer that was at risk of forfeiture as a result of joining Evercore.

(4)
The fair value of performance-based equity awards reported for CAP purposes reflects calculated performance at the end of the performance year for internal metrics, in accordance with FASB ASC 718. Performance-based equity awards subject to internal metrics will ultimately vest, if at all, based on measured performance through the end of the performance period.

(5)	Reflects the total shareholder return indexed to $100 per share for the S&P 500 Financials Index, which is the industry line peer group reported in our annual report to shareholders.

(6)	Adjusted Net Revenues is a non-GAAP financial measure. See Annex A for further information and a reconciliation to U.S. GAAP amounts.

Relationship between “Compensation Actually Paid” and Performance Measures
In accordance with Item 402(v) of Regulation
S-K,
we are providing the following graphic descriptions of the relationships between information presented in the Pay Versus Performance Table.

Comparison of Cumulative 5-Year TSR
Evercore Inc.
S&P 500 Financials Index
$450
$400
$350
$300
$250
$200
$150
$100
$50
$0
2019
2020
2021
2022
2023
2024
$152
$192
$158
$253
$417
$98
$133
$119
$133
$174

Compensation Actually Paid vs. TSR
Compensation Actually Paid ($MM)
Cumulative TSR
(Value of Fixed $100 Investment)
$100
$80
$60
$40
$20
$0
$420
$350
$280
$210
$140
$70
$0
$42.7
$152
$10.7
$6.3
$38.0
$192
$12.8
$6.6
$5.7
$5.5
$3.9
$158
$253
$18.7
$6.8
$417
$17.1
$15.7
2020
2021
2022
2023
2024
PEO CAP
2nd PEO CAP
Non-PEO NEO Avg. CAP
EVR TSR

Compensation Actually Paid vs. Net Income
Compensation Actually Paid ($MM)
Net Income ($MM)
$100
$80
$60
$40
$20
$0
$900
$750
$600
$450
$300
$150
$0
$42.7
$10.7
$6.3
$351
$38.0
$12.8
$6.6
$740
$5.7
$5.5
$3.9
$477
$18.7
$6.8
$255
$17.1
$15.7
$378
2020
2021
2022
2023
2024
PEO CAP
2nd PEO CAP
Non-PEO NEO Avg. CAP
EVR Net Income

Compensation Actually Paid vs. Adjusted Net Revenues
$90
$75
$60
$45
$30
$15
$0
Compensation Actually Paid ($MM)
$4,200
$3,500
$2,800
$2,100
$1,400
$700
$0
Adjusted Net Revenues ($MM)
$2,327
$3,317
$2,786
$2,449
$3,003
$42.7
$10.7
$6.3
$38.0
$12.8
$6.6
$5.7
$5.5
$3.9
$18.7
$6.8
$17.1
$15.7
2020
2021
2022
2023
2024
PEO CAP
2nd PEO CAP
Non-PEO NEO Avg. CAP
EVR Adj. Net Revenues

As described above, the Compensation Committee did not consider the pay versus performance disclosure described above when making its compensation decisions. However, as indicated in the above charts:

•
A substantial portion of our NEO compensation is delivered in the form of equity. Accordingly, PEO and average other NEO “compensation actually paid” each year generally increased when our TSR increased and decreased when our TSR decreased. This correlation is amplified with respect to Mr. Weinberg for years prior to 2023, for whom the change in value of the long-term initial sign-on
equity awards granted to him in 2016 that were unvested at fiscal year end or vested during the applicable fiscal year
were included.

•
As discussed in the “Compensation Discussion & Analysis,” the Compensation Committee considers a range of measures, including the Company’s performance along with the NEO’s individual contributions, the NEO’s promotion of and adherence to our Core Values, and other factors in determining NEO compensation. Accordingly, the year-over-year changes in NEO compensation as shown in the Summary Compensation Table and the table titled “2024 NEO Annual Compensation and Incentives” on page 42, are directionally aligned with the year-over-year changes in Net Income and Adjusted Net Revenues. However, because “compensation actually paid” is influenced by, among other things, the change in value of unvested deferred equity awards, the “compensation actually paid” to our PEO and NEOs increased in 2024 in alignment with the increase in the value of those awards.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion & Analysis with management. Based on our review and discussion with management, we recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement issued in connection with our Annual Meeting and in our Form 10-K for the year ended December 31, 2024.

Compensation Committee

Robert B. Millard, Chairman

Willard J. Overlock, Jr.

Sir Simon M. Robertson

William J. Wheeler

Sarah K. Williamson

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

PROPOSAL 2—NON-BINDING, ADVISORY VOTE

ON EXECUTIVE COMPENSATION

Summary of Proposal

✓	What is being voted on. An advisory vote to approve the 2024 compensation of our NEOs (“Say on Pay”).

✓	Board recommendation. Our Board unanimously recommends that you vote “FOR” the resolution approving the 2024 compensation of our NEOs.

Our Say on Pay Vote gives our shareholders the opportunity to cast an advisory vote to approve the compensation of all of our NEOs. We currently include this advisory vote on an annual basis. While the results of this vote are non-binding and advisory in nature, the Board values our shareholders’ opinions and will consider the results of the vote when making future decisions regarding the compensation of our NEOs.

We encourage you to review the following sections of this Proxy Statement for further information on our key compensation practices and the effect of shareholder feedback on NEO compensation:

✓	“2024 Compensation and Incentive Highlights” in our Compensation Discussion & Analysis (see page 37)

✓	“2024 Incentive Awards and Determinations” in our Compensation Discussion & Analysis (see page 39)

✓	“2024 Say on Pay Vote” in our Compensation Discussion & Analysis (see page 45)

Please note that these sections should be read in conjunction with our entire Compensation Discussion & Analysis (beginning on page 34), as well as the executive compensation tables and related disclosures that follow (beginning on page 47).

2025 Say on Pay Vote

In accordance with the requirements of Section 14A of the Exchange Act and Exchange Act Rule 14a-21(a), the below resolution gives shareholders the opportunity to cast an advisory vote on the compensation of our NEOs, as disclosed in this Proxy Statement, including the Compensation Discussion & Analysis, the executive compensation tables and related disclosures.

Accordingly, we are asking our shareholders to vote on the following resolution:

RESOLVED, that the compensation paid to the company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the rules of the SEC, including the Compensation Discussion & Analysis, executive compensation tables and any related narrative discussion, is hereby APPROVED.

Proxies will be voted FOR the approval of the resolution unless otherwise specified.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth, as of April 14, 2025, information regarding the beneficial ownership of Voting Units and our Class A common stock and Class B common stock held by (1) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A common stock or Class B common stock, (2) each of our directors, (3) each of our NEOs and (4) all of our current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC. Percentage of beneficial ownership is based upon (1) 38,659,364 shares of our Class A common stock issued and outstanding and (2) 2,343,008 votes associated with Class B common stock and Voting Units outstanding, excluding general partnership units held by the Company, in each case, as of April 14, 2025. Generally, all holders of Voting Units hold one or more shares of our Class B common stock. To our knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Evercore, 55 East 52nd Street, New York, New York 10055.

	Shares of Class A Common Stock Beneficially Owned		Voting Units Beneficially Owned†
Name of Beneficial Owner	Number of Shares of Class A Common Stock	Percentage of Class A Common Stock	Number of Voting Units††	Percentage of Voting Units	Total Combined Voting Power of Evercore
5% Shareholders
The Vanguard Group(1)	3,836,676	9.92%	—	—	9.36%
BlackRock, Inc.(2)	3,573,149	9.24%	—	—	8.71%
Directors
Roger C. Altman(3)	13,607	*	193,934	8.28%	*
Pamela G. Carlton(4)	2,507	*	—	—	*
Ellen V. Futter(4)	5,782	*	—	—	*
Gail B. Harris(4)	38,654	*	—	—	*
Robert B. Millard(4)	50,862	*	—	—	*
Willard J. Overlock, Jr.(4).	12,221	*	—	—	*
Sir Simon M. Robertson(4)	8,185	*	—	—	*
John S. Weinberg (5)	559,775	1.45%	400,000	17.07%	2.34%
William J. Wheeler(4)	11,112	*	—	—	*
Sarah K. Williamson(4)	9,014	*	—	—	*
Named Executive Officers who are not Directors
Edward S. Hyman(6)	1,163,953	3.01%	1,200	*	2.84%
Jason Klurfeld(7)	6,583	*	1,200	*	*
Tim LaLonde(8)	8,407	*	1,000	*	*
Directors and Executive Officers as a Group (14 Persons)	1,896,530	4.91%	597,334	25.49%	6.08%

*	Less than 1%.

(†)

The Voting Units are ultimately exchangeable for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. Beneficial ownership of Voting Units reflected in this table has not also been reflected as beneficial ownership of the shares of our Class A common stock for which such units may be exchanged.

(††)	Generally, holders of Voting Units hold one or more shares of Class B common stock, which entitles such holder to one vote for each Voting Unit.

(1)

Based solely on information set forth in the Schedule 13F-HR, dated February 11, 2025 (the “Vanguard 13F”), filed with the SEC by Vanguard with respect to holdings as of December 31, 2024. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. According to the Vanguard 13F, Vanguard has shared voting power over 13,263 shares, sole dispositive power over 3,780,108 shares and shared dispositive power over 56,568 shares.

(2)

Based solely on information set forth in the Schedule 13F-HR, dated February 7, 2025 (the “BlackRock 13F”), filed with the SEC by BlackRock with respect to holdings as of December 31, 2024. The address of BlackRock is 50 Hudson Yards, New York, NY 10001. According to the BlackRock 13F, BlackRock has sole voting power over 3,437,763 shares and sole dispositive power over 3,573,149 shares.

(3)

Some of the Evercore LP Class A limited partnership units, shares of Class A common stock and shares of Class B common stock listed as beneficially owned by Mr. Altman are held by trusts benefiting his family and as to which Mr. Altman has voting and/or investment power. Mr. Altman disclaims beneficial ownership of the Evercore LP limited partnership units, shares of Class A common stock and shares of Class B common stock held by these trusts. Does not include 54,037 unvested RSUs granted to Mr. Altman under the 2006 Plan, the 2016 Plan, the First Amended 2016 Plan, the Second Amended 2016 Plan and the Third Amended 2016 Plan.

(4)

Does not include 639 unvested RSUs (1,277 in the case of Mr. Overlock and Ms. Williamson, who elected to receive their retainer 100% in common stock rather than cash) granted to each non-management director, as director compensation under the 2006 Plan, the 2016 Plan, the First Amended 2016 Plan, the Second Amended 2016 Plan and the Third Amended 2016 Plan.

(5)	Does not include 58,947 unvested RSUs granted to Mr. Weinberg under the 2006 Plan, the 2016 Plan, the First Amended 2016 Plan, the Second Amended 2016 Plan and the Third Amended 2016 Plan.

(6)	Does not include 20,042 unvested RSUs granted to Mr. Hyman under the 2006 Plan, the 2016 Plan, the First Amended 2016 Plan, the Second Amended 2016 Plan and the Third Amended 2016 Plan.

(7)	Does not include 58,604 unvested RSUs granted to Mr. Klurfeld under the 2006 Plan, the 2016 Plan, the First Amended 2016 Plan, the Second Amended 2016 Plan and the Third Amended 2016 Plan.

(8)

Does not include 37,463 unvested RSUs and 100,000 unvested K-P Units granted to Mr. LaLonde under the 2006 Plan, the 2016 Plan, the First Amended 2016 Plan, the Second Amended 2016 Plan and the Third Amended 2016 Plan.

REPORT OF THE AUDIT COMMITTEE

The duties and responsibilities of the Audit Committee are set forth in our Audit Committee Charter which can be found on our website, www.evercore.com, under the “Investor Relations” link. The Audit Committee has:

•	selected the independent registered public accounting firm to audit our books and records;

•

reviewed and discussed our audited financial statements for 2024 with management and with Deloitte, our independent registered public accounting firm, and has held, as appropriate, executive sessions with Deloitte without the presence of management;

•

discussed with our independent registered public accounting firm the matters required by the applicable standards of the Public Company Accounting Oversight Board in Rule 3200T and the SEC, including the quality of our accounting principles, the reasonableness of management’s significant judgments and the clarity of disclosures in the financial statements;

•

received from Deloitte the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence; and

•

reviewed and discussed with management and with our independent registered public accounting firm management’s evaluation and the independent registered public accounting firm’s assessment of the effectiveness of our internal controls over financial reporting.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews our respective quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of:

•

our management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements and other reports; and

•

the independent registered public accounting firm, which is engaged to audit and report on our and our subsidiaries’ consolidated financial statements and the effectiveness of our internal control over financial reporting.

Based on these reviews and discussions, and the reports of the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited financial statements be included in our Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC.

Audit Committee:

William J. Wheeler, Chairman

Pamela G. Carlton

Gail B. Harris

Willard J. Overlock, Jr.

Sarah K. Williamson

The information in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filings.

PROPOSAL 3—RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte served as our independent registered public accounting firm for 2024. Our Audit Committee has selected Deloitte as our independent registered public accounting firm to perform the audit of our consolidated financial statements for 2025, as well as an audit of our internal control over financial reporting for 2025. Representatives of Deloitte are expected to be present at our Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Board Recommendation

The appointment of Deloitte as our independent registered public accounting firm is being submitted to our shareholders for ratification at the Annual Meeting. Our Board recommends that the shareholders vote “FOR” the ratification of the selection of Deloitte as our independent registered public accounting firm. The submission of the appointment of Deloitte is required neither by law nor by our Amended and Restated Bylaws. Our Board is nevertheless submitting it to our shareholders to ascertain their views. If our shareholders do not ratify the appointment, the selection of another independent registered public accounting firm may be considered by our Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Fees

The following table sets forth the aggregate fees earned by Deloitte for services provided to us in 2024 and 2023:

	2024	2023
	(in thousands)
Audit Fees	$4,542	$4,111
Audit-Related Fees	33	24
Tax Fees	—	—
All Other Fees	5	91

Total	$4,580	$4,226

Audit Fees for 2024 include fees for the audit of the effectiveness of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, and professional services rendered for the audit and quarterly review of our consolidated financial statements. In addition, the fees include professional services for audit opinions issued related to statutory and regulatory filings. The fees also include accounting consultations related to various transactions and assistance with various reviews of documents filed with the SEC.

Audit-Related Fees include services related to regulatory and compliance reviews

All Other Fees include subscription fees for Deloitte’s accounting research tool, participation in Deloitte-sponsored education programs and other related services.

Pre-Approval Policies and Procedures

Our Audit Committee does not permit the engagement of our auditors without pre-approval by the Audit Committee. The engagement of Deloitte for non-audit accounting and tax services is limited to circumstances where these services are considered integral to the audit services that Deloitte provides or where there is another compelling rationale for using Deloitte. All audit, audit-related and permitted non-audit services for which Deloitte was engaged for 2023 and 2024 were pre-approved by the Audit Committee in compliance with applicable SEC requirements.

Proxies will be voted FOR the ratification of the selection of Deloitte as our independent registered public accounting firm unless otherwise specified.

SHAREHOLDER PROPOSALS AND NOMINATIONS

FOR 2026 ANNUAL MEETING

In order for a shareholder proposal to be included in our Proxy Statement to be issued in connection with our 2026 Annual Meeting, that proposal must be received by our Corporate Secretary no later than December 30, 2025 (which is 120 calendar days before the anniversary of the date this Proxy Statement was first mailed to shareholders).

In addition to including a proposal in our proxy materials, eligible shareholders may wish to submit director nominations and other proposals at the 2026 Annual Meeting. In order for such director nominations and other proposals to be deemed timely, such director nominations and other proposals must be received by our Corporate Secretary (A) no earlier than February 11, 2026 and no later than March 13, 2026 or (B) in the event that our 2025 Annual Meeting of Stockholders is held prior to May 22, 2026 or after August 20, 2026, notice by the shareholder must be so received no earlier than the 120th day prior to such Annual Meeting and no later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made, and, in each case, must satisfy the notification, timeliness, consent and information requirements set forth in our Amended and Restated Bylaws.

In addition to satisfying the foregoing requirements under our Amended and Restated Bylaws, to comply with universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 12, 2026.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other holders of record may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy materials may have been sent to multiple shareholders in your household. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other holder of record, or you may contact the Corporate Secretary. See “How can I contact our Corporate Secretary?” for information on how to contact the Corporate Secretary.

OTHER MATTERS

Our Board does not know of any other matters that are to be presented for action at the Annual Meeting. Should any other matter arise at the Annual Meeting, however, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Jason Klurfeld Corporate Secretary

Dated: April 29, 2025

GLOSSARY OF KEY DEFINED TERMS

2006 Plan	Amended and Restated 2006 Evercore Inc. Stock Incentive Plan

2016 Plan	2016 Evercore Inc. Stock Incentive Plan, effective as of June 15, 2016

2026 Annual Meeting	2026 Annual Meeting of Stockholders

Alliance	Alliance Advisors LLC

Annual Meeting	2025 Annual Meeting of Stockholders

Annual Report	Annual Report to Shareholders for the fiscal year ended December 31, 2024

Beneficial owner	Shareholder of shares held in street name through a bank, broker or other holder of record

BlackRock	BlackRock, Inc.

Board	Board of Directors of Evercore

Broker non-vote	When the beneficial owner of stock held in street name does not provide the broker voting instructions with respect to proposals that are considered non-discretionary under current NYSE rules

Code	Internal Revenue Code of 1986, as amended

Company	Evercore Inc.

Deloitte	Deloitte & Touche LLP

EPS	Earnings Per Share

Evercore	Evercore Inc.

EWM	Evercore Wealth Management, LLC

Exchange Act	Securities Exchange Act of 1934, as amended

FASB ASC Topic 718	Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation

First Amended 2016 Plan	Amended and Restated 2016 Evercore Inc. Stock Incentive Plan, effective as of June 16, 2020

Form 10-K	Annual Report on Form 10-K for the fiscal year ended December 31, 2024

GCP II	Glisco Capital Partners II, L.P., formerly Evercore Mexico Partners II, L.P.

Glisco	Glisco Partners, Inc.

Glisco II	Glisco Partners II, L.P., formerly Evercore Mexico Capital Partners II, L.P.

Glisco III	Glisco Partners III, L.P., formerly Evercore Mexico Capital Partners III, L.P.

IPO	Evercore’s 2006 initial public offering

ISI	International Strategy & Investment Group

Mexico Private Equity Funds	Glisco II and Glisco III

MIT	Massachusetts Institute of Technology

NEO	Named Executive Officer

Notice	Notice of Internet Availability of Proxy Materials

NYSE	New York Stock Exchange

Partnership Agreement	Seventh Amended and Restated Partnership Agreement of Evercore LP, as amended

RSUs	Restricted stock units

Say on Pay	Non-binding, advisory shareholder vote on executive compensation

SEC	Securities and Exchange Commission

Second Amended 2016 Plan	2022 Evercore Inc. Stock Incentive Plan, effective as of June 16, 2022

Securities Act	Securities Act of 1933, as amended

SMD	Senior Managing Director

Street name	Shares held through a bank, broker or other holder of record

Third Amended 2016 Plan	2024 Evercore Inc. Stock Incentive Plan, effective as of June 18, 2024

Trilantic	Trilantic Capital Partners

Trilantic IV	Trilantic Capital Partners Associates IV L.P.

Trilantic V	Trilantic Capital Partners Associates V L.P.

Trilantic Funds	Trilantic IV and Trilantic V

TSR	Total Shareholder Return

UPREIT	Umbrella Partnership Real Estate Investment Trust

U.S. GAAP or GAAP	Generally accepted accounting principles in the United States of America

Vanguard	The Vanguard Group

Voting Units	Evercore LP Class A, Class E, Class I, and Class K limited partnership units.

ANNEX A: U.S. GAAP RECONCILIATIONS

This Proxy Statement includes certain adjusted measures that are calculated on a non-GAAP basis. We believe that these measures are useful to compare our results across several periods and facilitate an understanding of our operating results. We use these measures to evaluate our operating performance, and the Compensation Committee uses Adjusted measures as part of its assessment of the performance of our NEOs. These measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP, which are included in the reconciliations below. The U.S. GAAP and Adjusted results present the continuing operations of the Company.

U.S. GAAP RECONCILIATION TO ADJUSTED RESULTS

(UNAUDITED)

(dollars in thousands, except per share data)

	Twelve Months Ended December 31,
	2024	2023	2022	2021	2020
Net Revenues – U.S. GAAP	$2,979,593	$2,425,949	$2,762,048	$3,289,499	$2,263,905
Income from Equity Method Investments (1)	6,231	6,655	7,999	14,161	14,398
Interest Expense on Debt (2)	16,768	16,717	16,850	17,586	18,197
Release of Foreign Exchange Losses from Luminis Redemption (3)	658	-	-	-	-
Gain on Sale of Interests in ABS (4)	(615)	-	(1,294)	-	-
Gain on Redemption of G5 Debt Security (5)	-	-	-	(4,374)	-
Mexico Transition – Net Loss on Sale of ECB Businesses (6)	-	-	-	-	3,441
Mexico Transition – Release of Foreign Exchange Losses (7)	-	-	-	-	27,365

Net Revenues – Adjusted	$3,002,635	$2,449,321	$2,785,603	$3,316,872	$2,327,306

Operating Income – U.S. GAAP	$526,914	$359,135	$696,042	$1,102,438	$526,433
Income from Equity Method Investments (1)	6,231	6,655	7,999	14,161	14,398
Interest Expense on Debt (2)	16,768	16,717	16,850	17,586	18,197
Release of Foreign Exchange Losses from Luminis Redemption (3)	658	-	-	-	-
Gain on Sale of Interests in ABS (4)	(615)	-	(1,294)	-	-
Gain on Redemption of G5 Debt Security (5)	-	-	-	(4,374)	-
Mexico Transition – Net Loss on Sale of ECB Businesses (6)	-	-	-	-	3,441
Mexico Transition – Release of Foreign Exchange Losses (7)	-	-	-	-	27,365
Intangible Asset Amortization (9)	-	-	-	-	1,183
Amortization of LP Units (10)	-	-	-	-	1,067
Special Charges, Including Business Realignment Costs (11)	7,305	2,921	3,126	8,554	46,645
Acquisition and Transition Costs (12)	-	-	-	7	562

Operating Income – Adjusted	$557,261	$385,428	$722,723	$1,138,372	$639,291

Net Income Attributable to Evercore Inc. – U.S. GAAP	$378,279	$255,479	$476,520	$740,116	$350,574
Release of Foreign Exchange Losses from Luminis Redemption (3)	658	-	-	-	-
Gain on Sale of Interests in ABS (4)	(615)	-	(1,294)	-	-
Gain on Redemption of G5 Debt Security (5)	-	-	-	(4,374)	-
Mexico Transition – Net Loss on Sale of ECB Businesses (6)	-	-	-	-	3,441
Mexico Transition – Release of Foreign Exchange Losses (7)	-	-	-	-	27,365
Income Taxes (8)	(2,312)	(5,739)	(108)	(18,602)	(29,731)
Intangible Asset Amortization (9)	-	-	-	-	1,183
Amortization of LP Units (10)	-	-	-	-	1,067
Special Charges, Including Business Realignment Costs (11)	7,305	2,921	3,126	8,554	46,645
Acquisition and Transition Costs (12)	-	-	-	7	562
Noncontrolling Interest (13)	32,446	24,263	50,502	117,484	58,489

Net Income Attributable to Evercore Inc. – Adjusted	$415,761	$276,924	$528,746	$843,185	$459,595

Diluted Shares Outstanding – U.S. GAAP	41,646	40,099	41,037	43,321	42,623
LP Units (14)	2,499	2,769	2,970	4,854	5,126
Unvested Restricted Stock Units – Event Based (14)	12	12	12	12	12

Diluted Shares Outstanding – Adjusted	44,157	42,880	44,019	48,187	47,761

A-1

	Twelve Months Ended December 31,
	2024	2023	2022	2021	2020
Key Metrics: (a)

Diluted Earnings Per Share – U.S. GAAP	$9.08	$6.37	$11.61	$17.08	$8.22
Diluted Earnings Per Share – Adjusted	$9.42	$6.46	$12.01	$17.50	$9.62
Operating Margin – U.S. GAAP	17.7%	14.8%	25.2%	33.5%	23.3%
Operating Margin – Adjusted	18.6%	15.7%	25.9%	34.3%	27.5%

(a)	Reconciliations of the key metrics from U.S. GAAP to Adjusted results are a derivative of the reconciliations of their components.

1.	Income (Loss) from Equity Method Investments has been reclassified to Revenue in the Adjusted presentation.

2.	Interest Expense on Debt is excluded from Net Revenues and presented below Operating Income in the Adjusted results and is included in Interest Expense on a U.S. GAAP Basis.

3.	The release of cumulative foreign exchange losses in the third quarter of 2024 resulting from the redemption of the Company’s interest in Luminis is excluded from the Adjusted presentation.

4.	The gain on the sale of the Company’s interests in ABS in the first quarter of 2022 and the third quarter of 2024 is excluded from the Adjusted presentation.

5.	The gain resulting from the redemption of the G5 debt security in the second quarter of 2021 is excluded from the Adjusted presentation.

6.

The net loss resulting from the gain on the sale of the ECB Trust business and the loss on the sale of the remaining ECB business in the third and fourth quarters of 2020, respectively, are excluded from the Adjusted presentation.

7.	Release of cumulative foreign exchange losses in the fourth quarter of 2020 resulting from the sale and wind-down of our businesses in Mexico are excluded from the Adjusted presentation.

8.

Evercore is organized as a series of Limited Liability Companies, Partnerships, C-Corporations and a Public Corporation in the U.S. as the ultimate parent. Certain of the subsidiaries, particularly Evercore LP, have noncontrolling interests held by management or former members of management. As a result, not all of the Company’s income is subject to corporate level taxes and certain other state and local taxes are levied. The assumption in the Adjusted earnings presentation is that substantially all of the noncontrolling interest is eliminated through the exchange of Evercore LP units into Class A common stock of the ultimate parent. As a result, the Adjusted earnings presentation assumes that the allocation of earnings to Evercore LP’s noncontrolling interest holders is substantially eliminated and is therefore subject to statutory tax rates of a C-Corporation under a conventional tax structure in the U.S. and that certain state and local taxes are reduced accordingly.

9.	The exclusion from the Adjusted presentation of expenses associated with amortization of intangible assets from the acquisition of ISI.

10.	Expenses, or reversal of expenses, incurred from the vesting of Class J LP Units issued in conjunction with the acquisition of ISI are excluded from the Adjusted presentation.

11.

Expenses during 2024 that are excluded from the Adjusted presentation relate to the write-off of the remaining carrying value of the Company’s investment in Luminis in connection with the redemption of the Company’s interest. Expenses during 2023 that are excluded from the Adjusted presentation relate to the write-off of non-recoverable assets in connection with the wind-down of the Company’s operations in Mexico. Expenses during 2022 that are excluded from the Adjusted presentation relate to charges associated with the prepayment of the Company’s Series B Notes during the second quarter, as well as certain professional fees, separation benefits and other charges related to the wind-down of the Company’s operations in Mexico. Expenses during 2021 that are excluded from the Adjusted presentation relate to the write-down of certain assets associated with a legacy private equity investment relationship which, consistent with the Company’s investment strategy, the Company decided to wind down during the third quarter. Expenses during 2020 that are excluded from the Adjusted presentation relate to separation and transition benefits and related costs as a result of the Company’s review of its operations and the acceleration of depreciation expense for leasehold improvements and certain other fixed assets in conjunction with the expansion of our headquarters in New York and our business realignment initiatives, as well as charges related to the impairment of assets resulting from the wind-down of our Mexico business.

12.	The exclusion from the Adjusted presentation of professional fees incurred and costs related to transitioning acquisitions or divestitures.

13.

Reflects an adjustment to eliminate noncontrolling interest related to substantially all Evercore LP partnership units which are assumed to be converted to Class A common stock in the Adjusted presentation.

14.

Assumes the vesting, and exchange into Class A shares, of substantially all Evercore LP Units and IPO-related restricted stock unit awards in the Adjusted presentation. In the computation of outstanding common stock equivalents for U.S. GAAP net income per share, the Evercore LP Units are anti-dilutive.

A-2

EVERCORE INC. ATTN: JASON KLURFELD, CORP. SEC. 55 EAST 52ND STREET NEW YORK, NY 10055 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 10, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/EVR2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 10, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received no later than June 10, 2025. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V68690-P29080 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY EVERCORE INC. The Board of Directors recommends you vote FOR the following: 1. Election of Directors. Nominees: For Against Abstain 1a. Roger C. Altman 1b. Pamela G. Carlton 1c. Ellen V. Futter 1d. Gail B. Harris 1e. Robert B. Millard 1f. Willard J. Overlock, Jr. 1g. Sir Simon M. Robertson 1h. John S. Weinberg 1i. William J. Wheeler 1j. Sarah K. Williamson The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. To approve, on an advisory basis, the executive compensation of our Named Executive Officers. 3. To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2025. NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com. V68691-P29080 EVERCORE INC. Annual Meeting of Stockholders June 11, 2025, at 9:00 a.m., Local Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Jason Klurfeld and John S. Weinberg, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of EVERCORE INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Local Time on June 11, 2025, at www.virtualshareholdermeeting.com/EVR2025, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The stockholder(s) acknowledge(s) receipt with this proxy of a copy of the Notice of Annual Meeting, Proxy Statement and Annual Report describing more fully the matters set forth herein. Continued and to be signed on reverse side